                                                                     EXHIBIT 2.1


                               PURCHASE AGREEMENT


                  THIS AGREEMENT made this 13th day of November, 2000

A M O N G:

                  IRON MOUNTAIN CANADA CORPORATION, a company existing under the laws of the Province of Nova Scotia

                  ("PURCHASER")

                  - and -

                  IRON MOUNTAIN RECORDS MANAGEMENT, INC., a corporation existing under the laws of Delaware

                  ("IMRM")

                  - and -

                  FACS RECORDS STORAGE INCOME FUND, a trust established under the laws of the Province of British Columbia

                  ("VENDOR")

                  - and -

                  FACS RECORDS CENTRE INC., a company existing under the laws of the Province of British Columbia

                  (the "COMPANY")

                  - and -

                  3796281 CANADA INC., a company existing under the laws of Canada

                  ("VENDORCO")



RECITALS:

1. The Vendor is an unincorporated, single purpose trust which has distributed publicly traded units and holds in trust for the use and benefit of its Unitholders all of the issued and outstanding shares of the Company and $37,500,000 aggregate principal amount of 12.5% unsecured subordinated notes (the "NOTES") issued by the Company.

2. The Company is engaged in the business of records storage and management of documents and records and related services, and the franchise of such services.

3. The Vendor is willing to sell and the Purchaser is willing to purchase all of the issued and outstanding shares of the Company and the Notes upon and subject to the terms and conditions set forth in this Agreement.

4. At Closing, the Vendor will sell, transfer and assign the Purchased Shares and the Notes to Vendorco and Vendorco will sell, transfer and assign the Purchased Shares and the Notes to the Purchaser, upon and subject to the terms and conditions set forth in this Agreement.

5. FACS Management Inc. ("FACS MANAGEMENT") provides management assistance to the Company pursuant to a management agreement dated March 26, 1997 among FACS Management, the Vendor and the Company.

6. The Purchaser is an Affiliate of IMRM.

     NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

     DEFINITIONS. In this Agreement, unless the context otherwise requires or unless otherwise defined herein:

     "ACCOUNTS PAYABLE" means any and all amounts owing by the Company or the Subsidiaries to trade creditors and suppliers in respect of trade accounts of the Business as at the Effective Date, determined in accordance with generally accepted accounting principles;

     "ACCOUNTS RECEIVABLE" means all accounts receivable of the Company and the Subsidiaries as at the Effective Date, determined in accordance with generally accepted accounting principles;

     "ACCRUED LIABILITIES" means any and all accrued liabilities of the Company or the Subsidiaries, determined in accordance with generally accepted accounting principles, as of the Effective Date, including, without limitation, accrued Taxes, employee bonuses, commissions, profit sharing entitlements and severance payments, and liabilities for vacation pay for employees of the Company or the Subsidiaries in respect of any and all periods ending on or before the Effective Date, but excluding Current Taxes, the current portion of the long-term Debt, interest accrued on the Notes, amounts included in subsection 3.3(b)(ii) of this Agreement and the amount of the Management Severance Obligations;

     "ACQUISITION PROPOSAL" means any proposal or offer with respect to any merger, amalgamation, reorganization, consolidation, arrangement, business combination, recapitalization, take-over bid, sale of assets (or any lease, long-term supply agreement or other transaction having the same economic effect as a sale of assets), liquidation, issue or sale of shares (or in the case of the Vendor, any issue of trust units or any sale of 20% or more of the trust units of the Vendor then outstanding) or rights or interests therein or thereto or similar transactions involving the Vendor, the Company or any of their Affiliates, excluding the Transactions;

     "ADJUSTMENT AMOUNT" has the meaning ascribed thereto in subsection 3.3(d) of this Agreement;

     "ADJUSTMENT DATE" means the date that is two (2) Business Days following the agreement of the parties or the final determination of the Independent Auditor on the Audited Closing Statements, as the case may be, in accordance with Section 3.5 of this Agreement;

     "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to elect a majority of the board of directors or similar managing bodies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning, provided that FACS Management is deemed not to be an Affiliate of the Company or the Vendor;

     "AGED ACCOUNTS RECEIVABLE" means Accounts Receivable aged over 90 days as at the Effective Date;

     "AGREEMENT" means this agreement (including the Schedules hereto), as it may be amended or supplemented from time to time; and the expressions "article", "Section", and "subsection" followed by a number means and refers to the specified article, Section or subsection of this Agreement, and the expressions "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement;

     "ANNUAL FINANCIAL STATEMENTS" has the meaning ascribed thereto in Subsection 4.1(29) of this Agreement;

     "APPLICABLE LAW" means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgement, decree, treaty or other requirement having the force of law relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation;

     "ASSETS" means the undertaking and all property, assets and rights of the Company and each of the Subsidiaries of every kind and description wheresoever situated, including, without limitation, fixed assets, equipment, leasehold improvements, vehicles, computer equipment, Records Management Agreements, Company Agreements, Leases, Franchise Agreements, Personal Property and Intellectual Property of the Company and each of the Subsidiaries;

     "AUDITED CLOSING STATEMENTS" has the meaning ascribed thereto in subsection 3.5(a) of this Agreement;

     "BUILDINGS" means all plants, buildings, structures, erections, appurtenances, fixtures and other improvements, systems and facilities situated on or forming part of the Owned Real Property;

     "BUSINESS" means the business of records storage and management of documents and records and related services, and the franchise of such services, carried on by the Company and the Subsidiaries;

     "BUSINESS DAY" means any day, other than a Saturday, Sunday or statutory holiday in Vancouver, British Columbia;

     "CAPITALIZED LEASES" means leases which are, or should be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which any of the Company or the Subsidiaries is liable as lessee;

     "CASH-BASED DEFERRED REVENUE" means services for which the Company or any of the Subsidiaries has received payment as of the Effective Date but which will be performed after the Effective Date;

     "CIRCULAR" means the notice of the Unitholder Meeting and accompanying management information circular, including all schedules thereto, to be sent to Unitholders in connection with the Unitholder Meeting;

     "CLOSING DATE" means the earlier of (i) two (2) Business Days following the Unitholder Meeting, and (ii) December 28, 2000, as such date may be extended by the cure provisions of subsection 12.1(b), but in no event earlier than two (2) Business Days after delivery to the Purchaser of the Unaudited Financial Statements in accordance with Section 3.4 of this Agreement, or such earlier or later date, if any, as may be mutually agreed to in writing by the parties hereto; and "CLOSING" means the completion of the Transactions on the Closing Date;

     "COMPANY" means FACS Records Centre Inc.;

     "COMPANY AGREEMENTS" has the meaning ascribed thereto in subsection 4.1(20) of this Agreement;

     "COMPANY'S AUDITOR" means PricewaterhouseCoopers LLP, Chartered
Accountants;

     "COMPANY'S FACILITIES" has the meaning ascribed thereto in subsection 4.1(33)(b) of this Agreement;

     "CONTRACT" means any agreement, obligation, contract, understanding, commitment, indenture or instrument, whether written, oral or implied;

     "CURRENT ASSET ITEMS" means Accounts Receivable, Inventories and Pre-paid Expenses of the Company and the Subsidiaries, on a consolidated basis, and all other short-term assets determined in accordance with generally accepted accounting principles (other than cash and marketable securities);

     "CURRENT LIABILITY ITEMS" means Accounts Payable, Accrued Liabilities, Current Taxes and Deferred Revenues of the Company and the Subsidiaries, on a consolidated basis, and all other short-term liabilities determined in accordance with generally accepted accounting principles, other than the current portion of long-term Debt and Capitalized Leases;

     "CURRENT TAXES" means any and all Taxes due and payable by the Company or any of the Subsidiaries as at the Effective Date in respect of periods ending on or prior to the Effective Date, determined in accordance with generally accepted accounting principles;

     "DEBT" means indebtedness of the Company or any of the Subsidiaries for borrowed money, including obligations with respect to loans, operating lines of credit and all interest, fees and other amounts at any time owing by the Company or any of the Subsidiaries in connection therewith and all security granted therefor, excluding the Notes;

     "DEFERRED REVENUES" means those amounts paid or payable to the Company or any of the Subsidiaries in return for services to be performed from and after the Effective Date, determined in accordance with generally accepted accounting principles;

     "EFFECTIVE DATE" means the close of business on November 30, 2000;

     "EMPLOYEE PLANS" has the meaning ascribed thereto in subsection 4.1(28)(a) of this Agreement;

     "EMPLOYEES" has the meaning ascribed thereto in subsection 4.1(23) of this Agreement.

     "ENCUMBRANCE" means any mortgage, charge, pledge, claim, hypothec, lien, encumbrance, restriction, option, right of others or security interest of any kind, whether fixed or floating, absolute, contingent or conditional;

     "ENVIRONMENTAL LAWS" has the meaning ascribed thereto in subsection 4.1(33)(a) of this Agreement;

     "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law;

     "ESCROW AGENT" means the escrow agent appointed pursuant to the Escrow Agreement;

     "ESCROW AGREEMENT" means the agreement in the form of Exhibit 7.7;

     "ESCROW AMOUNT" has the meaning ascribed thereto in subsection 3.6(c) of this Agreement;

     "FACS FLORIDA" means FACS Records Center (Florida), Inc., a Florida corporation;

     "FACS MANAGEMENT" means FACS Management Inc.;

     "FACS PARTNERSHIP" means FACS Records Limited Partnership, a Florida limited partnership created by agreement dated as of March 13, 1997, by and among FACS Florida and FACS Subco, Inc., as general partners, and Stuart Hunter, as the limited partner;

     "FACS SUBCO" means FACS Subco, Inc., a Florida corporation.

     "FINANCIAL STATEMENTS" has the meaning ascribed thereto in subsection 4.1(29) of this Agreement;

     "FRANCHISE AGREEMENTS" means (i) the license agreement dated September 14, 1982 between the Company and 254682 B.C. Ltd. and related software license agreement dated May 1, 1990 between the Company and Mornet Investment Management Ltd. (formerly 254682 B.C. Ltd.), and (ii) the license agreement dated October 27, 1985 between the Company and Walsh Bros. and related software license agreement dated December 30, 1993 between the Company and Walsh Bros.;

     "GOVERNMENTAL AUTHORIZATION" means any approval, authorization, certificate, commitment, consent, franchise, grant, license, order, permit, privilege, quota, registration or right, or the like which may be issued or granted by any Governmental Body;

     "GOVERNMENTAL BODY" means any government, parliament, legislature, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or state or province or other subdivision thereof or any municipality, district or other subdivision thereof;

     "HAZARDOUS SUBSTANCES" has the meaning ascribed thereto in subsection 4.1(33)(a) of this Agreement;

     "IM DOCUMENTS" has the meaning ascribed thereto in subsection 5.1(1) of this Agreement;

     "INDEPENDENT AUDITOR" means Deloitte & Touche or such other nationally recognized accounting firm as may be agreed to by the parties hereto;

     "INTELLECTUAL PROPERTY" means all registered and unregistered, domestic and foreign, trade-marks, trade names, certification marks, distinguishing guises, copyrights, industrial designs, patents, styles, logos, designs, service marks, inventions, licences, formulas and processes and research data, all computer and data processing systems, and all software programs and computer support documentation, technical expertise, know-how, trade secrets and other proprietary rights of the Company and the Subsidiaries, and including any rights, licences and registration applications with respect thereto;

     "INVENTORIES" means all inventories of the Company and the Subsidiaries used or produced in connection with the Business and determined in accordance with generally accepted accounting principles, including, without limitation, raw materials, work in progress, computer tapes, optical discs, microfilm, videotapes, storage boxes, data retrieval and billing supplies, other than inventory which is obsolete, outdated, not useable or in excess of what is required in the normal course of business;

     "IRC" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986 or any successor law;

     "IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury;

     "JUNE FINANCIAL STATEMENTS" has the meaning ascribed thereto in subsection 4.1(29) of this Agreement;

     "LEASED PREMISES" means the premises described on Schedule 4.1(14) of this Agreement;

     "LEASES" has the meaning ascribed thereto in subsection 4.1(14)(a) of this Agreement;

     "MANAGEMENT OPTION" means the ten year option held by FACS Management to acquire up to 25% of the common shares of the Company, after giving effect to the option, at $1.27 per share;

     "MANAGEMENT SEVERANCE OBLIGATIONS" has the meaning ascribed thereto in subsection 4.1(26) of this Agreement;

     "MATERIAL ADVERSE CHANGE" has the meaning ascribed thereto in subsection 4.1(32) of this Agreement;

     "MORTGAGE" means collectively all of the mortgages registered against the Owned Real Property and described on Schedule 4.1(15) of this Agreement;

     "OWNED REAL PROPERTY" means the real property described in Schedule 4.1(15) including all rights of way, licenses or rights of occupation, easements or other similar rights and interests relating to such lands or appurtenances thereto;

     "PERMITTED ENCUMBRANCES" means:

     (a)  Encumbrances for Taxes if such Taxes are not due and payable;

     (b) mechanics', construction, carriers', workers', repairers', storers' or other similar liens (inchoate or otherwise) which individually or in the aggregate are not material, arising or incurred in the ordinary course of business which have not been filed, recorded or registered in accordance with Applicable Law or of which notice has not been given to the Company;

     (c) minor title defects or irregularities consisting of minor survey exceptions, minor unregistered easements or rights of way, restrictions in the original grant from the Crown, restrictions implied by Applicable Law and other minor unregistered restrictions as to the use of Owned Real Property which title defects, irregularities or restrictions, do not, in the aggregate, materially impair the operation of the Business or the continued use of the Owned Real Property to which they relate after the Closing on substantially the same basis as such Owned Real Property is currently being used and the Business is currently being operated;

     (d) easements, covenants, rights of way and other restrictions which are registered, provided that they do not, in the aggregate, materially impair the operation of the Business or the continued use of the Owned Real Property to which they relate after the Closing on substantially the same basis as the Business is currently being operated and such Owned Real Property is currently being used;

     (e) registered agreements with municipalities provided that they have been complied with or adequate security has been furnished to secure compliance and provided that they do not, in the aggregate, materially impair the operation of the Business or the continued use of the Owned Real Property to which they relate after the Closing on substantially the same basis as the Business is being operated and such Owned Real Property is currently being used; and

     (f) the Mortgage, security interests, charges and other liens and encumbrances listed on Schedules 4.1(15) and 4.1(16);

     "PERSON" means any individual, legal or personal representative, partnership, company, corporation, incorporated syndicate, unincorporated association, trust or governmental body or any other entity however designated or constituted and words importing "person" have a similar meaning;

     "PERSONAL PROPERTY" means all personal property which is owned or being used by the Company and its Subsidiaries, including, without limitation, all equipment (telecommunications and computer equipment included), fixtures and furnishings, vehicles, storage racking, and Inventory items, such as folding cartons, containers and other storage materials. The Personal Property includes lists of all customers of the Business and the books and records (whether electronically maintained or otherwise) which will provide the Purchaser with the ability to generate such lists, as well as all business addresses, post office boxes, telephone, telex and telecopier numbers and marketing and administrative data. Also included as Personal Property is the computerized records management and billing system currently utilized by the Company and its Subsidiaries to manage the Business;

     "PRE-PAID EXPENSES " means amounts paid in advance by the Company or the Subsidiaries as at the Effective Date in respect of the Business determined and calculated in accordance with generally accepted accounting principles, including, without limitation, pre-paid taxes, utility charges, pre-paid wages and lease deposits and payments, but excluding any pre-paid amounts or part thereof in respect of which the Company or the Subsidiaries will derive no benefit or which amount or part thereof cannot be fully utilized by the Company or the Subsidiaries after Effective Date;

     "PURCHASE DOCUMENTS" has the meaning ascribed thereto, in the case of the Company, in subsection 4.1(2), in the case of the Vendor, in subsection 4.2(6) and in the case of Vendorco, in subsection 4.3(2) of this Agreement;

     "PURCHASED SHARES" means all of the issued and outstanding shares of the Company;

     "PURCHASE PRICE" has the meaning ascribed thereto in Section 3.1 of this Agreement;

     "PURCHASER'S AUDITOR" means Arthur Andersen LLP;

     "PURCHASER'S COUNSEL" means Blake, Cassels & Graydon LLP;

     "RECORDS MANAGEMENT AGREEMENTS" has the meaning ascribed thereto in subsection 4.1(19) of this Agreement;

     "SCHEDULES" means the schedules attached to and forming part of this Agreement and listed in Section 1.7 of this Agreement;

     "SHARE PURCHASE PRICE" has the meaning ascribed thereto in subsection 3.2(b) of this Agreement;

     "SPECIFIED PURCHASER EVENT" means a material breach by the Purchaser of its obligations under this Agreement which (a) has been the subject of written notice by the Vendor to the Purchaser and IMRM specifying the breach, and (b) IMRM or the Purchaser have failed to cure within five (5) Business Days after receipt of such notice, before (x) the applicable date of termination under
Section 12.1 and (y) where applicable under subsection 7.15(a), an Acquisition Proposal has been made or announced;

     "SUBSIDIARIES" means FACS Florida, FACS Subco, FACS Partnership, 397499 British Columbia Ltd. and 326252 British Columbia Ltd.;

     "SUPPORT AGREEMENT" means the support agreement among the Purchaser, FACS Management, Robert Wiens, William H. Levine, David Mindell and Western Corporate Enterprises Inc. to be executed concurrently with this Agreement;

     "TAMPA PROPERTIES" means the premises at 4501 Acline, Tampa, Florida leased by the Company or a Subsidiary;

     "TAX" means any tax, duty, excise, fee, impost, assessment, deduction, charge or withholding tax including federal or provincial sales tax, goods and services tax, land transfer tax, property purchase tax, income taxes, business tax, capital tax, and other provincial and federal taxes, municipal tax, local tax, and all liabilities with respect thereto, including without limitation any penalty and interest payable with respect thereto;

     "TRANSACTIONS" means the purchase and sale of the Purchased Shares and the Notes as contemplated by this Agreement, including the sale, transfer and assignment of the Purchased Shares and the Notes by the Vendor to Vendorco and the sale, transfer and assignment of the Purchased Shares and the Notes from Vendorco to the Purchaser as provided in Section 2.4;

     "TRUSTEES" means the Trustees of the Vendor;

     "TRUST DEED" means the Declaration of Trust dated February 1, 1997 establishing the Vendor;

     "UNAUDITED CLOSING STATEMENTS" has the meaning ascribed thereto in Section
3.4 of this Agreement;

     "UNITHOLDER MEETING" means the special meeting of Unitholders (including any adjournment thereof) that is to be convened as provided in this Agreement to consider and, if deemed advisable, to approve the Transactions;

     "UNITHOLDER RESOLUTION" means the resolution of Unitholders required pursuant to the Trust Deed to approve the Transactions;

     "UNITHOLDERS" means holders of trust units of the Vendor;

     "VENDOR" means FACS Records Storage Income Fund;

     "VENDORCO" means 3796281 Canada Inc.; and

     "VENDOR'S COUNSEL" means Farris, Vaughan, Wills & Murphy.

1.2 HEADINGS AND TABLE OF CONTENTS. The division of this Agreement into Articles, Sections and subsections, the insertion of headings and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 EXTENDED MEANINGS. Unless the context requires otherwise, words importing the singular number include the plural and vice-versa; words importing the masculine gender include the feminine and neuter genders.

1.4 CURRENCY AND PAYMENT OBLIGATIONS. Except as otherwise expressly provided in this Agreement all dollar amounts referred to in this Agreement are stated in Canadian Dollars and any payment contemplated by this Agreement shall be made by wire transfer, certified cheque or any other method that provides immediately available funds.

1.5 ACCOUNTING PRINCIPLES. Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall, unless otherwise specifically provided in this Agreement, be deemed to be to the generally accepted Canadian accounting principles from time to time applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles, consistently applied. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

1.6 INCLUSION. Where the word "including" or "includes" is used in this Agreement, it means "including (or includes) and without limitation".

1.7 KNOWLEDGE OF THE COMPANY. Reference herein to "the Company's knowledge" or "knowledge of Company" or similar references shall mean to the best of the knowledge, information and belief of the Company and its Subsidiaries after having made all due inquiries of the senior management and operating personnel of the Company, its Subsidiaries and FACS Management and after having reviewed such books, records and information in the possession of the Company, its Subsidiaries and FACS Management or subject to their control relating to the Business.

1.8 EXHIBITS AND SCHEDULES. The following are the Exhibits and Schedules annexed hereto and incorporated by reference and deemed to be a part hereof:

Exhibit 2.3          -    Assignment of Notes
Exhibit 7.6          -    Escrow Agreement
Exhibit 9.14(e)      -    Release of Trustees
Exhibit 9.17         -    Non-Competition and Confidentiality Agreement
Exhibit 11.2(i)      -    Opinion of Vendor's, Vendorco's and
                          Company's Counsel
Exhibit 11.3(d)      -    Opinion of Purchaser's Counsel
Exhibit 11.3(e)      -    Guarantee of Management Severance Obligations
Schedule 3.3         -    Filing and Refiling Tasks
Schedule 4.1(7)      -    Authorized and Issued Capital and Management Option
Schedule 4.1(8)      -    List of Leased Assets
Schedule 4.1(9)      -    Description of Notes
Schedule 4.1(10)     -    Interest in FACS Partnership
Schedule 4.1(11)     -    Non-Arm's Length Transactions
Schedule 4.1(13)     -    Liabilities
Schedule 4.1(14)     -    Leased Premises
Schedule 4.1(15)     -    Owned Real Property and Mortgage
Schedule 4.1(16)     -    Personal Property
Schedule 4.1(17)     -    Intellectual Property
Schedule 4.1(19A)    -    Records Management Agreements
Schedule 4.1(19B)    -    Material Records Management Agreements
Schedule 4.1(20A)    -    Other Contracts
Schedule 4.1(20B)    -    Consents
Schedule 4.1(21)     -    Customers and Suppliers
Schedule 4.1(22)     -    Records Services and Storage
Schedule 4.1(23)     -    Employees
Schedule 4.1(24)     -    Employee Contracts

Schedule 4.1(26)     -    Management Severance Obligations
Schedule 4.1(28)     -    Employee Benefit Plans
Schedule 4.1(29)     -    Financial Statements
Schedule 4.1(31)     -    Directors, Officers, Bank Accounts
Schedule 4.1(32)     -    Material Changes
Schedule 4.1(34)     -    Tax Matters
Schedule 4.1(35)     -    Governmental Authorizations
Schedule 4.1(36)     -    Insurance


                                   ARTICLE 2
                                PURCHASE AND SALE

2.1 PURCHASE OF PURCHASED SHARES. Subject to the terms and conditions hereof and based upon the representations and warranties herein contained, at Closing with effect as of the Effective Date, the Vendor agrees to sell, transfer and assign the Purchased Shares to the Purchaser free and clear of all Encumbrances, and the Purchaser agrees to purchase from the Vendor the Purchased Shares free and clear of all Encumbrances, on the basis contemplated in Section 2.4.

2.2 PURCHASE OF NOTES. Subject to the terms and conditions hereof and based upon the representations and warranties herein contained, at Closing with effect as of the Effective Date, the Vendor agrees to sell, transfer and assign the Notes free and clear of all Encumbrances to the Purchaser and the Purchaser agrees to purchase the Notes from the Vendor free and clear of all Encumbrances on the basis contemplated in Section 2.4.

2.3 DELIVERY OF PURCHASED SHARES AND NOTES. Subject to the fulfillment of all the terms and conditions hereof (unless waived as herein provided), at Closing the Vendor shall deliver to Vendorco: (i) certificates representing all the Purchased Shares and will cause the transfer of such shares to be duly and regularly recorded on the books of the Company in the name of Vendorco, and (ii) an executed assignment of the Notes to Vendorco in the form attached hereto as
Exhibit 2.3 and Vendorco shall deliver to the Purchaser: (i) certificates representing all the Purchased Shares and will cause the transfer of such shares to be duly and regularly recorded on the books of the Company in the name of the Purchaser, and (ii) an executed assignment of the Notes to the Purchaser in the form attached hereto as Exhibit 2.3. All such share certificates shall be fully transferable on the books of the Company and endorsed in blank for transfer in a manner satisfactory to the Purchaser's Counsel.

2.4 TRANSFER THROUGH VENDORCO. At the Closing, subject to the terms and conditions of this Agreement, the Vendor shall sell, transfer and assign the legal, beneficial and registered title to the Purchased Shares and the Notes (such transfer of the Notes to be made as of the Effective Date consistent with the assignment of the Notes in the form attached as Exhibit 2.3), free and clear of any and all Encumbrances, to Vendorco for the Purchase Price and Vendorco will sell, transfer and assign the legal, beneficial and registered title to the Purchased Shares and the Notes (such transfer of the Notes to be made as of the Effective Date consistent with the assignment of the Notes in the form attached as Exhibit 2.3), free and clear of any and all Encumbrances, to the Purchaser for the Purchase Price. Vendorco hereby directs that the

Purchaser make all payments in respect of the Purchase Price as provided in this Agreement to, or in accordance with the direction of, the Vendor in satisfaction of the obligation of Vendorco to the Vendor, and of the Purchaser to Vendorco, for the Purchase Price.

2.5 DIRECT OBLIGATIONS OF VENDOR AND PURCHASER. The parties agree that, notwithstanding the transfers of the Purchased Shares and Notes to and by Vendorco as provided for in Section 2.4, the obligations of purchase and sale provided for in Sections 2.1 and 2.2 are direct obligations of the Vendor and the Purchaser which are intended to be satisfied by means of the transfers contemplated in section 2.4.

                                   ARTICLE 3
                                 PURCHASE PRICE

3.1 AGGREGATE PURCHASE PRICE. Subject to adjustment as provided in Sections 3.3 and 3.3A, the aggregate purchase price (the "PURCHASE PRICE") payable by the Purchaser to the Vendor for the Purchased Shares and the Notes shall be an amount equal to $58,000,000 plus accrued and unpaid interest, if any, on the Notes up to and including the Effective Date.

3.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as follows:

     (a) $37,500,000 plus accrued and unpaid interest, if any, on the Notes up to and including the Effective Date, shall be allocated to the Notes; and

     (b) subject to the adjustments provided in Section 3.3, $20,500,000 shall be allocated to the Purchased Shares (the "SHARE PURCHASE PRICE").

3.3 ADJUSTMENTS TO SHARE PURCHASE PRICE.

     (a)  The Share Purchase Price shall be adjusted as follows:

          (i) if the result of subtracting the sum of the Current Liability Items from the sum of the Current Asset Items is a figure which falls in the range of negative ($400,000) and $350,000, no adjustment shall be made to the Share Purchase Price;

          (ii) if the result of subtracting the sum of Current Liability Items from the sum of Current Asset Items is a lower value than negative ($400,000), the Share Purchase Price shall be reduced by the amount by which such result is lower than negative ($400,000); and

          (iii) if the result of subtracting the sum of Current Liability Items from the sum of Current Asset Items is an amount greater than $350,000, the Share Purchase Price shall be increased by the amount by which such result is greater than $350,000.

          For purposes of determining the difference between the sum of the Current Asset Items and the sum of the Current Liability Items as at the Effective Date:

          (i) the amount of Accounts Receivable (before any reserve for doubtful Accounts Receivable included in Aged Accounts Receivable) will be reduced by the face value of the Aged Accounts Receivable;

          (ii) any credit amounts owing in respect of Accounts Receivable will be classified as Accounts Payable; and

          (iii) the amount of Accounts Receivable and Accounts Payable shall not include any amounts in excess of $25,000 that have been billed, accrued or incurred, as the case may be, by the Company or its Subsidiaries since June 30, 2000 relating to termination or permanent removal charges in respect of any customer or former customer of the Company or its Subsidiaries or of the Purchaser or its Affiliates, as the case may be, that has transferred, or notified the Company or any of the Subsidiaries, or the Purchaser or its Affiliates, as the case may be, that it intends to transfer the management and storage of its records to the Purchaser or an Affiliate of the Purchaser or from the Purchaser or an Affiliate of the Purchaser to the Company or its Subsidiaries, as the case may be.

     (b)  The Share Purchase Price shall also be reduced by:

          (i) the amount of Debt (including the current portion of long-term Debt and the amount of Capitalized Leases), Cash-Based Deferred Revenues, and any accrued and unpaid interest under the Notes all as determined as at the Effective Date less the amount of cash and marketable securities of the Company and its Subsidiaries as at the Effective Date;

          (ii) an amount equal to the total rent cost for the Tampa Properties in excess of the sublease rent payments under the sublease for such property in effect on the Effective Date through the expiration date of the lease for the Tampa Properties, measured from the Effective Date;

          (iii) an amount equal to the amount (if any) by which the Management Severance Obligations (including without limitation, any amounts paid to management employees as contemplated in subsection 9.14(c)) exceed $3,200,000;

          (iv) $150,000 in respect of the portion of the cost of the representation and warranty insurance purchased by the Purchaser pursuant to Section 8.3 attributable to the Company;

          (v) an amount equal to 50% of the fees and expenses of the Company's Auditor in respect of the audit of the Audited Closing Statements pursuant to Section 3.5 of this Agreement;

          (vi) an amount equal to 50% of the fees and expenses of the Independent Auditor (if any) in respect of the determination of the amounts set out on the Audited Closing Statements pursuant to
               Section 3.5 of this Agreement;

          (vii) an amount equal to the aggregate of any interest or other payments made by the Company in connection with the Notes on or after the Effective Date;

          (viii) any expenses, liabilities, costs or other amounts incurred by the Company or any of the Subsidiaries that are the responsibility of the Vendor or Vendorco pursuant to the terms of this Agreement, including, without limitation, those referred to in Section 13.1; and

          (ix) the amount determined in accordance with Schedule 3.3 as the cost of completing the tasks associated with filing or refiling records received for filing or refiling (including shelving for placement of all records to be filed or refiled) and completing destructions and other inventory projects for which the Company or the Subsidiaries have invoiced customers or for which they have been paid as at the Effective Date, but excluding the costs associated with filing records received for filing or refiling during the three (3) Business Days prior to the Effective Date.

     (c)  The adjustments made pursuant to any subsection or clause of this
          Section 3.3 will be determined in respect of the Company and the Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles, applied on a basis consistent with the Company's past practice, except as specifically provided for in this Agreement and without duplicating any adjustment made pursuant to any other subsection or clause of this Section 3.3.

     (d) The adjustments made pursuant to this Section 3.3 shall be referred to collectively as the "ADJUSTMENT AMOUNT".

3.3A AGED ACCOUNTS RECEIVABLE. At Closing, the Purchaser shall pay to the Vendor an amount equal to 50% of the amount, if any, by which the face value of the Aged Accounts Receivable as set out in the Unaudited Closing Statement exceeds the greater of (i) $150,000 or (ii) the Aged Accounts Receivable over 180 days. If the face value of the Aged Accounts Receivable as set out on the Audited Closing Statement is different than the face value of the Aged Accounts Receivable set out on the Unaudited Closing Statement, the Purchaser and the Vendor agree that on the Adjustment Date appropriate adjustments will be made to the amount paid by the Purchaser at Closing in respect of the Aged Accounts Receivable.

3.4 PREPARATION OF UNAUDITED CLOSING STATEMENTS. As soon as possible after the Effective Date, but in any event no later than seven (7) Business Days following the Effective Date, the Company shall prepare and deliver to the Vendor and the Purchaser consolidated financial statements (including a balance sheet and an income statement) of the Company for the 11 month period ending on the Effective Date and a statement setting out the estimated calculation of the Share Purchase Price as adjusted by the Adjustment Amount and the value of the Aged Accounts Receivable as at the Effective Date (as determined by the formula set forth in Section 3.3A), including a summary of the basis upon which they were calculated (collectively, the "UNAUDITED CLOSING STATEMENTS"). The Unaudited Closing Statements shall be prepared in accordance with generally accepted accounting principles, applied on a basis consistent with the Company's past practice except as specifically provided for in this Agreement and except that (i) no reserve shall be established for Aged Accounts Receivable, (ii) the amount of Accounts Receivable shall be reduced by the face value of the Aged Accounts Receivable, (iii) accruals shall be made for vacation pay, and (iv) any management bonuses not included as part of the Management Severance Obligations and not otherwise included in Accrued Liabilities shall be accrued. For greater certainty, it is agreed and acknowledged that the Unaudited Closing Statements shall include a reserve for doubtful Accounts Receivable (other than the Aged Accounts Receivable).

3.5 AUDIT OF UNAUDITED CLOSING STATEMENTS.

     (a) Promptly after the delivery of the Unaudited Closing Statements to the Vendor and the Purchaser as provided in Section 3.4, the Company shall direct the Company's Auditor to audit the Unaudited Closing Statements and prepare and deliver audited consolidated financial statements (consisting of a balance sheet and an income statement but without a statement of cash flow or notes) of the Company for the 11 month period ending on the Effective Date and a statement setting out the estimated calculation of the Share Purchase Price as adjusted by the Adjustment Amount (except for amounts under subsection 3.3(b)(vi)) and the value of the Aged Accounts Receivable as at the Effective Date (as determined by the formula set forth in Section 3.3A), including a summary of the basis upon which they were calculated and an audit report thereon (collectively, the "AUDITED CLOSING STATEMENTS"). The Company shall direct the Company's Auditor to complete a draft of the Audited Closing Statements within fifteen (15) Business Days after the Effective Date. The Audited Closing Statements shall be prepared in accordance with generally accepted accounting principles, applied on a basis consistent with the Company's past practice except as specifically provided for in this Agreement and except that (i) no reserve shall be established for Aged Accounts Receivable, (ii) the amount of Accounts Receivable shall be reduced by the face value of the Aged Accounts Receivable, (iii) accruals shall be made for vacation pay, and (iv) any management bonuses not included as part of the Management Severance Obligations and not otherwise included in Accrued Liabilities shall be accrued. For greater certainty, it is agreed and acknowledged that the Audited Closing Statements shall include a reserve for doubtful Accounts Receivable (other than the Aged Accounts Receivable).

     (b) As promptly as practicable, but in no event later than fifteen (15) Business Days after the Effective Date, the Company shall cause the Company's Auditor to deliver to the Purchaser and the Purchaser's Auditor for consideration and comment, a draft of the Audited Closing Statements which the Company's Auditor proposes to deliver as the Audited Closing Statements. For the purposes of such review, the Company shall provide the Purchaser's Auditor full access to all books and records of the Company and shall cause the Company's Auditors to permit the Purchaser and the Purchaser's Auditors to examine the working papers, schedules and other documentation used or prepared by the Company's Auditors in connection with the draft Audited Closing Statements.

     (c) The Vendor and the Purchaser, together with the Company's Auditors and the Purchaser's Auditors, shall, as promptly as practicable, but in no event later than a period of ten (10) Business Days after the delivery of the draft Audited Closing Statements pursuant to subsection 3.5(b) (the "Audit Review Period"), review and discuss the draft Audited Closing Statements and the Company's Auditor and the Purchaser's Auditor shall identify and attempt to resolve any objections to any matters in the draft Audited Closing Statements about which the Purchaser or the Purchaser's Auditor disagree (the "DISPUTED ITEMS"). If at the end of such Audit Review Period there are Disputed Items which cannot be agreed to, the Company's Auditors shall deliver the Audited Closing Statements to the Vendor and the Purchaser and immediately refer the determination of the Disputed Items and the Adjustment Amount to the Independent Auditor. The Independent Auditor shall be requested to resolve the Disputed Items and deliver his determination of the amount of the Adjustment Amount to the Vendor, the Purchaser and the Escrow Agent within five (5) Business Days following referral of the matter to the Independent Auditor and the decision of the Independent Auditor as to any Disputed Item and the Adjustment Amount shall be final and binding on both parties. The fees and expenses of the Independent Auditor shall be shared equally by the Company and the Purchaser.

3.6 PAYMENT OF PURCHASE PRICE. Subject to the fulfillment of all the terms and conditions hereof (unless waived as herein provided), the Purchase Price shall be paid and satisfied by the Purchaser as follows:

     (a) at the Closing, $37,500,000 plus accrued and unpaid interest, if any, on the Notes shall be paid to the Vendor in accordance with subsection 3.2(a) above;

     (b) at the Closing, 75% of the Share Purchase Price as adjusted by the Adjustment Amount as set out on the Unaudited Closing Statements determined in accordance with Section 3.4, shall be paid to the Vendor;

     (c) at the Closing, the balance of the Share Purchase Price as adjusted by the Adjustment Amount as set out on the Unaudited Closing Statements determined in accordance with Section 3.4 (the "ESCROW AMOUNT") shall be deposited by the Purchaser with the Escrow Agent in accordance with the Escrow Agreement; and

     (d) on the Adjustment Date:

          (i) in the event that the Share Purchase Price as adjusted by the Adjustment Amount as determined in accordance with Section 3.5 is greater than the amount paid by the Purchaser pursuant to subsection 3.6(b) above, then an amount equal to such difference (the "DEFICIT AMOUNT") shall be paid by the Escrow Agent to the Vendor out of the Escrow Amount in accordance with the terms of the Escrow Agreement and in the event the Deficit Amount exceeds the Escrow Amount, the Purchaser shall pay or shall cause to be paid to the Vendor an amount equal to such excess;

          (ii) in the event that the amount paid by the Purchaser pursuant to subsection 3.6(b) above is greater than the Share Purchase Price as adjusted by the Adjustment Amount as determined in accordance with Section 3.5 (the amount equal to such difference referred to as the "SURPLUS AMOUNT"), then the Escrow Amount shall be paid by the Escrow Agent to the Purchaser in accordance with the terms of the Escrow Agreement and in the event the Surplus Amount exceeds the Escrow Amount, the Vendor shall pay or shall cause to be paid to the Purchaser an amount equal to such excess; and

          (iii) after any payments required pursuant to subsection 3.6(d)(i) above, the remaining balance of the Escrow Amount deposited (if any) shall be released by the Escrow Agent to the Purchaser in accordance with the terms of the Escrow Agreement.

          All income earned upon the Escrow Amount will be paid to the Purchaser and Vendor in the same proportion that the Escrow Amount is payable to the Purchaser and the Vendor.

          Each of the Vendor and the Purchaser shall direct the Escrow Agent to pay the Escrow Amount or parts thereof, and income earned thereon, in accordance with the foregoing provisions of this subsection 3.6(d).

3.7 FILING OF INCOME TAX RETURNS. The Vendor, Vendorco and the Purchaser agree that the Share Purchase Price is the fair market value of the Purchased Shares and the Purchaser, the Vendor and Vendorco shall file all returns and reports in respect of Taxes in respect of the transactions contemplated hereunder accordingly.

3.8 IMRM FINANCIAL STATEMENTS. In addition to the Unaudited Closing Statements, the Company shall also prepare unaudited financial statements in the manner contemplated by section 3.4 except that the statements shall be adjusted to comply with generally accepted U.S. accounting principles with respect to the following items: (i) provision shall be made for the amount of deferred rent relating to the Florida facility leases and all deferred moving costs, (ii) provision shall be made for the amounts included for leasehold improvements on the Florida leased facilities, (iii) provision shall be made for rent for facility leases which include defined escalator clauses to normalize the escalations, (iv) provision shall be made for the deferral of monthly billings billed in advance, and (v) prior period rental credits shall be amortized and rent free periods shall be amortized. For greater certainty, the parties acknowledge that such statements shall not be used for the purposes of calculating the Adjustment Amount.

3.9 VENDORCO PAYMENTS. The parties hereto agree that the aggregate purchase price payable by Vendorco to the Vendor for the Purchased Shares and the Notes shall be the Purchase Price. Vendorco hereby authorizes and consents to all the payments as provided in this Article 3, including the payment provided for in Section 3.3A and the escrow arrangements as provided in Section 3.6 and the Escrow Agreement and confirms that payments to the Vendor in accordance with this Article 3 will satisfy any obligation of the Purchaser to Vendorco.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                           OF THE VENDOR AND VENDORCO

4.1 REPRESENTATIONS AND WARRANTIES OF VENDORCO REGARDING THE COMPANY. As a material inducement to the Purchaser to enter into this Agreement and purchase the Purchased Shares and the Notes, Vendorco makes the following representations and warranties to the Purchaser:

     (1) STATUS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia and has full power and authority and is duly authorized, qualified and licensed to own its properties and to carry on its Business in each jurisdiction where ownership of its properties or the nature of its Business requires such authorization, qualification or licensing.

     (2) CORPORATE AUTHORITY OF THE COMPANY. The board of directors of the Company has recommended to the Trustees that they approve the Transactions subject to the approval of the Unitholders Resolution, and that the Trustees unanimously recommend to the Unitholders that they vote in favour of the Unitholders Resolution. The board of directors of the Company has duly authorized and approved the execution and delivery of this Agreement and any and all agreements, documents or instruments to be executed and/or delivered by the Company in connection herewith, and the performance of its obligations hereunder and thereunder (collectively, all documents referred to in this subsection 4.1(2), subsection 4.2(6) and subsection 4.3(2), the "PURCHASE DOCUMENTS"). No other action by the Company is required in connection with the foregoing.

     (3) POWER AND AUTHORITY OF THE COMPANY. The Company has full right, power and authority to enter into, execute and deliver this Agreement and all other agreements, documents and instruments required to be delivered by it hereunder and to perform its obligations hereunder and thereunder.

     (4) DUE AUTHORIZATION; ENFORCEABILITY OF AGREEMENT. The entering into, execution and delivery of this Agreement and all other agreements to be delivered by the Company hereunder have been duly and validly authorized and approved by all necessary action on the part of the Company. Each of this Agreement and the Purchase Documents to which the Company is a party constitutes (or will constitute when executed) a legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, now or hereafter in effect, and subject to the availability of equitable remedies.

     (5) NO BREACH, ETC. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions do not and will not: (a) conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under (i) the constating documents of the Company or any of the Subsidiaries or, except as indicated on Schedule 4.1(20)(B), any Contract to which the Company or any of the Subsidiaries is a party or any Governmental Authorization to which the Company, or any of the Subsidiaries is party or by which the Company or any of the Subsidiaries or any of their respective assets or properties are bound or affected, or (ii) any law, regulation, ordinance or decree to which the Company, the Subsidiaries, or any of their respective assets or properties are bound or subject, or (b) result in the creation or imposition of any Encumbrance or right, including rights of termination or cancellation, in or with respect to, or otherwise adversely affect, the Purchased Shares, the Notes, the Company, the Subsidiaries, the Business, the Assets or the Owned Real Property.

     (6) CORPORATE RECORDS. The minute books and share transfer registers of the Company and each of the Subsidiaries are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons whose signatures are required. True and correct copies of the memorandum and articles and by-laws of the Company and the Subsidiaries including all amendments thereto, and the minute books and share transfer registers of the Company and the Subsidiaries shall have been delivered to the Purchaser on or before the Closing Date.

     (7) AUTHORIZED AND ISSUED CAPITAL OF THE COMPANY AND SUBSIDIARIES. The authorized and issued capital of the Company and each of the Subsidiaries is set out on Schedule 4.1(7) hereof. The shares described on Schedule 4.1(7) as issued capital of the Company and each of the Subsidiaries are validly issued and outstanding as fully paid and non-assessable and are the only issued and outstanding shares of the Company and each of the Subsidiaries. Other than pursuant to the Management Option (which is described on Schedule 4.1(7)) and the corporate governance agreement referred to in Section 9.6, no Person has any Contract or option or any right or privilege (whether by law, pre-emptive right that may be exercised or contract) capable of becoming a contract, including convertible securities, warrants or convertible obligations of any nature, for any purchase, subscription, allotment or issuance of any of the unissued shares in the capital of the Company or the Subsidiaries.

     (8) TITLE TO ASSETS.

          (a) ASSETS OF THE COMPANY. The Company owns all of its Assets (except for leased assets disclosed on Schedule 4.1(8)) free and clear of any and all Encumbrances except Permitted Encumbrances. The Assets are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the year prior to the date hereof. Schedule 4.1(8) sets out a complete and accurate list of all locations where the Assets are situate. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Company of any of its Assets other than sales of inventory in the ordinary course of business or in respect of worn out or fully depreciated Assets sold in the ordinary course of business which individually and in the aggregate are not material to the operation of the Business.

          (b) ASSETS OF THE SUBSIDIARIES. The Subsidiaries own all of their Assets (except for leased assets) free and clear of any and all Encumbrances except for Permitted

               Encumbrances. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from any of the Subsidiaries of any of their Assets other than sales of inventory in the ordinary course of business or in respect of worn out or fully depreciated Assets sold in the ordinary course of business which individually and in the aggregate are not material to the operation of the Business.

     (9) THE NOTES. The aggregate principal amount outstanding under the Notes is now and as at the Closing Date shall be $37,500,000. All agreements and instruments governing the terms of the Notes are described in Schedule 4.1(9) and true and complete copies of such documentation have been delivered to the Purchaser. The amount outstanding under the Notes bears interest at 12.5% per annum. There are no contracts, agreements, arrangements or commitments between the Vendor or Vendorco and the Company the terms of which would: (i) reduce the principal amount of the Notes; (ii) extend the maturity date applicable to the principal amount owing under the Notes; (iii) reduce the rate of interest payable in respect of the Notes; or (iv) extend any applicable interest payment dates relating to the Notes. Neither the Vendor nor Vendorco has waived any Default or Event of Default (as those terms are defined in the Notes) under the Notes. The Company has performed and complied with all of its obligations under the Notes which have fallen due for performance. Except as set out on
          Schedule 4.1(9), neither the Vendor nor Vendorco has entered into any agreement or taken any action that would subject the Notes to any subordination, reduction or disallowance by any set-off, right of recoupment, defence, counterclaim or impairment of any kind. The Notes are unsecured.

     (10) SUBSIDIARIES.

          (a) The Company does not own or hold directly or indirectly: (i) any shares or other securities of any other body corporate nor is it a party to any Contract to acquire any such shares other than its ownership of 100% of the issued and outstanding shares of FACS Florida, FACS Subco; 397499 British Columbia Ltd. and 326252 British Columbia Ltd. and or (ii) any partnership interest or other interest of any kind in any corporation, partnership, joint venture, association or other entity other than as franchisor of franchised operations in Victoria, B.C. and Phoenix, Arizona and other than its interest in FACS Partnership as described in
               Schedule 4.1(10). The Company does not carry on any business or activity other than the Business.

          (b) FACS Florida is a corporation duly incorporated and organized and validly existing under the laws of the State of Florida with the corporate power to own and lease its property and to carry on its business as now being conducted by it and is fully qualified to do business in each jurisdiction in which the nature of its business and assets make such qualification necessary. No person has any written or oral agreement or option for the purchase or acquisition of any shares or other security in the capital of FACS Florida. The Company is the registered, legal and beneficial owner of all of the issued and outstanding shares in the capital of FACS Florida free and clear of any Encumbrances except for item 2(a) on Schedule 4.1(16) and all such shares have been duly issued and are outstanding as fully paid and non-assessable. No person, firm or corporation has any agreement or option capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any shares or other securities of FACS Florida. The only property and assets owned by FACS Florida is its 99.9% general partnership interest in FACS Partnership and a note receivable from FACS Partnership. FACS Florida is not a party to any contracts or agreements other than the Agreement of Limited Partnership of FACS Partnership dated as of March 13, 1997, as amended, by and among FACS Florida, FACS Subco and Stuart Hunter, a true and complete copy of which has been delivered to the Purchaser. FACS Florida has no liabilities or obligations of any nature whatsoever, whether absolute, contingent or otherwise (including, without limitation, liabilities which are not yet due and liabilities for Taxes), other than a note payable to the Company in the amount of Cdn$3,250,000 bearing interest at 10% annually and other than as reflected in the Financial Statements.

          (c) FACS Subco is a corporation duly incorporated and organized and validly existing under the laws of the State of Florida with the corporate power to own and lease its property and to carry on its business as now being conducted by it and is fully qualified to do business in each jurisdiction in which the nature of its business and assets make such qualification necessary. No person has any written or oral agreement or option for the purchase or acquisition of any shares or other security in the capital of FACS Subco. The Company is the registered, legal and beneficial owner of all of the issued and outstanding shares in the capital of FACS Subco free and clear of any Encumbrances except for item 2(a) on Schedule 4.1(16) and all such shares have been duly issued and are outstanding as fully paid and non-assessable. No person, firm or corporation has any agreement or option capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any shares or other securities of FACS Subco. The only property and assets owned by FACS Subco is its 0.099% general partnership interest in FACS Partnership. FACS Subco is not a party to any contracts or agreements other than the Agreement of Limited Partnership of FACS Partnership dated as of March 13, 1997, as amended, by and among FACS Subco, FACS Florida and Stuart Hunter, a true and complete copy of which has been delivered to the Purchaser. FACS Subco has no liabilities or obligations of any nature whatsoever, whether absolute, contingent or otherwise (including, without limitation, liabilities which are not yet due and liabilities for Taxes), other than DE MINIMIS expenses reflected in the Financial Statements.

          (d) FACS Partnership is a limited partnership organized and validly existing under the laws of the State of Florida with the power to own and lease its property and to carry on its business as now being conducted by it and is fully qualified to do business in each jurisdiction in which the nature of its business and assets make such qualification necessary. No person has any written or oral agreement or option for the purchase or acquisition of any interest in FACS Partnership. FACS Florida and FACS Subco are the only general partners of FACS Partnership. As of the date of this Agreement, Stuart Hunter is the only limited partner of FACS Partnership. The Company, together with FACS Florida and FACS Subco will, at Closing, be the only partners of FACS Partnership and no other person shall have any interest whatsoever in FACS Partnership. The interest of FACS Florida, FACS Subco and the Company in FACS Partnership is and will be at Closing free and clear of any Encumbrances except for item 2(a) on Schedule 4.1(16). No person, firm or corporation has any agreement or option capable of becoming an agreement for the purchase of any interest in FACS Partnership.

          (e) 397499 British Columbia Ltd. is a corporation duly incorporated and organized and validly existing under the laws of the province of British Columbia with the corporate power to own and lease its property and to carry on its business as now being conducted by it and is fully qualified to do business in each jurisdiction in which the nature of its business and assets makes such qualification necessary. No Person has any written or oral agreement or option for the purchase or acquisition of any shares or other security in the capital of 397499 British Columbia Ltd. The Company is the registered, and legal and beneficial owner of all of the issued and outstanding shares in the capital of 397499 British Columbia Ltd. free and clear of any Encumbrances except for item 2(a) on Schedule 4.1(16) and all such shares have been duly issued and are outstanding as fully paid and non-assessable. No Person, firm or corporation has any agreement or option capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any shares or other securities of 397499 British Columbia Ltd. The only property and assets owned by 397499 British Columbia Ltd. is bare legal title to the Owned Real Property. 397499 British Columbia Ltd. is not a party to any contracts or agreements and 397499 British Columbia Ltd. has no liabilities or obligations of any nature whatsoever, whether absolute, contingent or otherwise (including, without limitation, liabilities which are not yet due and liabilities for Taxes), other than DE MINIMIS expenses reflected in the Financial Statements.

          (f) 326252 British Columbia Ltd. is a corporation duly incorporated and organized and validly existing under the laws of the province of British Columbia with the corporate power to own and lease its property and to carry on its business as now being conducted by it and is fully qualified to do business in each jurisdiction in which the nature of its business and assets makes such qualification necessary. No Person has any written or oral agreement or option for the purchase or acquisition of any shares or other security in the capital of 326252 British Columbia Ltd. The Company is the registered, and legal and beneficial owner of all of the issued and outstanding shares in the capital of 326252 British Columbia Ltd. free and clear of any Encumbrances except for item 2(a) on Schedule 4.1(16) and all such shares have been duly issued and are outstanding as fully paid and non-assessable. No Person, firm or corporation has any agreement or option capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any shares or other securities of 326252 British Columbia Ltd. 326252 British Columbia Ltd. has no property or assets. 326252 British Columbia Ltd. is not a party to any contracts or agreements and 326252 British Columbia Ltd. has no liabilities or obligations of any nature whatsoever, whether absolute, contingent or otherwise (including, without limitation, liabilities which are not yet due and liabilities for Taxes), other than DE MINIMIS expenses reflected in the Financial Statements.

          (g) None of the Subsidiaries other than FACS Partnership has any employees.

     (11) NON-ARM'S LENGTH TRANSACTIONS. Neither the Company nor any of the Subsidiaries has, since January 1, 1998, made any payment or loan to, or borrowed any monies from, and is not otherwise indebted to, any officer, director, employee, shareholder of the Company or any of the Subsidiaries or any Person not dealing at arm's length (within the meaning of the INCOME TAX ACT (CANADA)) with the Company or any of the Subsidiaries, or to any Affiliate of any of the foregoing except as disclosed in the Financial Statements or Schedule 4.1(11) and except for usual compensation paid to employees and directors in the ordinary course of the Business of the Company, consistent with past practice. Except as disclosed in Schedule 4.1(11) and except for contracts of employment, none of the Company or the Subsidiaries is a party to or bound by any contract or agreement with any officer, director, employee or shareholder of the Company or any of the Subsidiaries or any person not dealing at arm's length (within the meaning of the INCOME TAX ACT (Canada)) with the Company or any of the Subsidiaries or with any Affiliate of any of the foregoing.

     (12) NO DIVIDENDS OR RETURN ON CAPITAL. Since June 30, 2000, the Company has not, directly or indirectly, declared or paid any dividends or declared or made any other payments or distribution on or in respect of any of its shares. Since June 30, 2000, there has not been any purchase or redemption of any shares of the Company or any transfer, distribution or payment, directly or indirectly, of any money or other property or assets to the Vendor or to any other Person, other than payment of liabilities shown on the Financial Statements on or after the scheduled maturity or due date thereof, payment of interest on the Notes, payment of compensation for services actually rendered at rates not in excess of the rates prevailing on the date of, or reflected in the Financial Statements, payments due under the Company Agreements, rental payments, other payments in the ordinary course of business and payments of those amounts described in subsection 3.3(b)(viii) but only to the extent that such payments will be included in the calculation of subsection 3.3(b)(viii).

     (13) LIABILITIES OF THE COMPANY. Except as set forth on Schedule 4.1(13), the Company and the Subsidiaries do not have any liabilities, financial obligations or indebtedness including, without limitation, any liability for Taxes (whether accrued, absolute, contingent or otherwise) (collectively, in this subsection 4.1(13) the "liabilities") which are not disclosed or referred to in the Financial Statements nor has any of them incurred, since June 30, 2000, any indebtedness or liability for money borrowed which is not disclosed on or reflected in the Financial Statements other than indebtedness or liability for borrowed money or liabilities arising in the ordinary course of business and except for amounts included in subsection 3.3(b)(viii). Except as set forth on Schedule 4.1(13), neither the Company nor any of the Subsidiaries is a party to or bound by any guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations or indebtedness (contingent or otherwise) of any other Person except for the indemnification by the Company in accordance with this Agreement.

     (14) LEASED PREMISES.

          (a) The Company or its Subsidiaries leases, as tenant, the Leased Premises described on Schedule 4.1(14) and neither the Company nor any of the Subsidiaries is a party to any other real property lease. True, complete and correct copies of the lease agreements pertaining to the Leased Premises have been provided to the Purchaser and are described on Schedule 4.1(14) (individually a "LEASE" and collectively the "LEASES"). The Company or its Subsidiaries has paid all amounts due and is not in default under any of the Leases, and there exists no condition or event which, with the passage of time, the giving of notice or both, will constitute a default under or breach of any of the Leases. To the knowledge of the Company, the subtenants of the Company's Leased Premises in Edmonton and Tampa are not in default under any of the terms and conditions of their respective subleases, and there exists no condition or event which, with the passage of time, the giving of notice or both, will constitute a default under or breach of such subleases.

          (b) To the knowledge of the Company, there is no pending or proposed expropriation proceeding or assessment for public improvements with respect to any of the Leased Premises which could adversely affect the use, operation or value of the Business or the Assets of the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any notice from any insurer or landlord for any of the Leased Premises notifying the Company or its Subsidiaries of the need to undertake any repairs, alterations or construction or to take any action with respect to any of the Leased Premises.

          (c) To the knowledge of the Company each of the Leased Premises and all of the buildings, fixtures and improvements owned or leased by the Company or any of its Subsidiaries, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities which are part of, or located on or in, such buildings or improvements are in good operating condition and repair, having regard to the age thereof, and, to the knowledge of the Company, do not require any repairs other than normal routine maintenance to maintain them in good operating condition and repair.

          (d) All Taxes currently due and payable by the Company or any of its Subsidiaries with respect to the Leased Premises have been paid, and there is no abatement in effect with respect to all or any portion of the real estate taxes.

          (e) All amounts payable to contractors, subcontractors and other persons or entities furnishing work, labour, materials or supplies for any development or construction work done at the Leased Premises by or on behalf of the Company or any of its Subsidiaries have been paid in full and there are no claims against the Company or the Leased Premises in connection therewith.

     (15) OWNED REAL PROPERTY.

          (a) Schedule 4.1(15) sets out a complete and accurate description of all Owned Real Property owned by the Company or any of its Subsidiaries which, together with the Leased Premises, is all of the real property used in the Business. The Company or its Subsidiaries has good and marketable title to the Owned Real Property in fee simple free and clear of all Encumbrances except Permitted Encumbrances. Neither the Company nor any of its Subsidiaries has owned any other real property in the last five
               (5) years.

          (b) Schedule 4.1(15) contains a list of all Encumbrances which affect the Owned Real Property and there is no material default nor is there any event that with the passage of time or the giving of notice would constitute a material default under or with respect to any Encumbrances relating to the Owned Real Property, each of which has been complied with in all material respects and is in good standing.

          (c) A true and complete copy of the Mortgage and all related documents has been provided to the Purchaser. The Mortgage is described in Schedule 4.1(15). The Mortgage does not contain any prepayment obligation, expense, cost, penalty or premium that would be triggered as a result of the completion of the Transactions.

          (d) There are no unregistered agreements to which the Owned Real Property is subject and to which the Vendor or the Company or any Subsidiary is a party, and to the knowledge of the Company, there are no other unregistered agreements, in respect of access to or encroachments on or by the Owned Real Property, except for Permitted Encumbrances. To the knowledge of the Company, no Permitted Encumbrances exist with respect to such matters.

          (e) All municipal and realty taxes, rates, special levies and assessments with respect to the Owned Real Property are paid in full or have been properly accrued in the books and records of the Company or its Subsidiaries.

          (f) No local improvement charges or special levies outstanding against the Owned Real Property are currently due and owing by the Company or its Subsidiaries nor has the Company, any of its Subsidiaries or the Vendor received any notice of a proposed new local improvement charge or special levy.

          (g) To the knowledge of the Company, the Buildings have been constructed in a good and workmanlike manner, and comply in all material respects with all agreements, restrictions and regulations registered against title to the Owned Real Property or otherwise affecting the Owned Real Property.

          (h) To the knowledge of the Company, each of the Buildings and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities which are located on or in the Buildings, or form a part thereof, are in good operating condition and repair, having regard to the age thereof, and to the knowledge of the Company, do not require any repairs other than normal routine maintenance to maintain them in good operating condition and repair.

          (i) To the knowledge of the Company, there is no material defect in the design, construction or structure of the Buildings or any other material defect in the Buildings including the footings, foundations, bearing walls, cladding or roof of the Buildings. Neither the Vendor nor the Company nor its Subsidiaries has received any reports, correspondence or advice from any consultant or engineer retained by it which recommended or called attention to the need for repairs or other necessary work on the Buildings.

          (j) The Buildings are located entirely within the boundaries of the Owned Real Property.

          (k) The Company or its Subsidiaries has such rights of access to and from the Owned Real Property as are necessary to carry on the Business in the manner in which the Business is currently carried on and the Company does not have any knowledge of any fact or condition which would result in the termination of such access.

          (l) To the knowledge of the Company, all public utilities required for the use and operation of the Owned Real Property connect into the Owned Real Property through adjoining public streets, or, if they pass through adjoining private land, do so in accordance with valid registered easements and are sufficient for the actual use of the Owned Real Property.

          (m) The Owned Real Property and the Buildings and the use thereof comply in all material respects with all Applicable Laws relating to the use of real property including, without limitation laws relating to zoning, fire, safety, building standards, health standards and Environmental laws (as defined herein), and neither the Company nor the Vendor has received notice of any impending or threatened change in any such Applicable Law which would materially adversely affect the Owned Real Property or the Buildings. The current use of the Owned Real Property is in compliance in all material respects with, and is not in violation of, any covenants, conditions, restrictions or easements affecting the Owned Real Property or with respect to the use or occupancy of the Owned Real Property.

          (n) Neither the Company nor the Subsidiaries has received any written work order, deficiency notice, notice of violation or other similar communication from any governmental agency or otherwise which is outstanding requiring or recommending that material work or repairs in connection with the Owned Real Property or any part thereof is necessary or required.

          (o) No part of the Owned Real Property has been taken or expropriated by any federal, provincial, municipal or other competent authority nor has any notice or proceeding in respect thereof been given or, to the knowledge of the Company, commenced.

          (p) All accounts for work and services performed and materials placed or furnished upon or in respect of the Owned Real Property at the request of the Company or its Subsidiaries have been fully paid and satisfied and no person is entitled to claim a construction, builders, mechanics or similar lien against the Owned Real Property or any part thereof, other than current accounts in respect of which the payment due date has not yet passed.

     (16) PERSONAL PROPERTY.

          (a) Except as disclosed on Schedule 4.1(16), the Company or its Subsidiaries has good and marketable title to, and is the absolute owner of, all of its Personal Property, free and clear of all Encumbrances, except for Permitted Encumbrances and except the Company leases the Personal Property described as leased by the Company on Schedule 4.1(16).

          (b) All of the Personal Property is in good operating condition and repair and does not require any repairs other than normal routine maintenance to maintain the Personal Property in good operating condition and repair. The Subsidiaries, other than FACS Partnership, do not own any Personal Property other than the note referred to in subsection 4.1(10)(b) and the interests in FACS Partnership.

     (17) INTELLECTUAL PROPERTY. Schedule 4.1(17) contains a complete and accurate list of the Intellectual Property. The corporate name of the Company and the tradenames, trade-marks, service marks and copyrights listed on Schedule 4.1(17) are the only names, trade-marks, service marks and copyrights which are used by the Company and the Subsidiaries in the operation of the Business. The Company and the Subsidiaries are the sole and exclusive owners of its Intellectual Property (other than the software licensed as disclosed in Schedule 4.1(17) and other than applications software licensed by the Company in the ordinary course of business) free and clear of all Encumbrances except for item 2(a) on Schedule 4.1(16). No claim is being asserted against the Company or its Subsidiaries that its corporate name or any of its Intellectual Property conflict with the tradenames, trade-marks, service marks, copyrights, corporate names or other proprietary rights of any other Person and to the knowledge of the Company, there is no basis for any such claim or conflict; and no Person other than the Company and the Subsidiaries has an interest in the Intellectual Property. Neither the Company nor the Subsidiaries owns any patents or has patent applications pending and, to the Company's knowledge, the Company and the Subsidiaries are not engaged in any activity which infringes upon any patent, patent application, tradename, trade-mark, service mark, copyright or proprietary right of any other Person. Within the past three (3) years the Company and its Subsidiaries have not done business under or been known by any other name other than their current corporate name.

     (18) LEGAL MATTERS. There is no suit, action, arbitration, claim, demand, administrative or other proceeding or any governmental legislation against the Company or any of the Subsidiaries pending or, to the knowledge of the Company, threatened before any Governmental Body or administrative agency, and there is no judgment, order, award or decree outstanding or enforceable against the Company, any of the Subsidiaries, the Business or the Assets. The Company is not contemplating the institution of any suit, action, arbitration, administrative or other proceeding. To the Company's knowledge, there is no accident, injury or event that may result in a claim for damages against the Company or the Subsidiaries. To the knowledge of the Company, no state of facts exists or event or circumstance has occurred which gives or may give rise to any material claim by a Person relating to services performed or actions taken or failed to be taken by the Company or the Subsidiaries prior to the Closing Date (notwithstanding that the damage therefrom may be suffered on or after the Closing Date).

     (19) RECORDS MANAGEMENT AGREEMENTS. Attached as Schedule 4.1(19A) is a list as of August 31, 2000, by account number of all customers whose files and records are stored, held or maintained by the Company or a Subsidiary in cartons, containers (including materials stored in vaults) on computer tape, optical discs, microfilm, videotape or otherwise pursuant to written or oral agreements (collectively, the "RECORDS MANAGEMENT AGREEMENTS"). At Closing, the rights and benefits of the Company and the Subsidiaries under and pursuant to the Records Management Agreements will be the property of the Company or such Subsidiary. Except as set forth in items 2(a) and 2(c) on Schedule 4.1(16), no Records Management Agreement has been pledged as collateral or is subject to any security agreement, lease, conditional sales contract or other title retention or security arrangement. True, correct and accurate copies of all standard written forms of Records Management Agreements used by the Company and the Subsidiaries have been delivered to the Purchaser. Schedule 4.1(19B) lists the Records Management Agreements for the top 25 customers of the Company, true, correct and accurate copies of which (other than the names of the customers) have been delivered to the Purchaser.

     (20) CONTRACTS, LEASES AND OTHER COMMITMENTS. Neither the Company nor any of the Subsidiaries is a party to or bound by any Contract, except for the following (collectively, the "COMPANY AGREEMENTS"):

          (i)  the Records Management Agreements;

          (ii) the Leases;

          (iii) the Franchise Agreements;

          (iv) contracts involving a maximum liability or obligation on the part of the Company of less than $20,000 each and less than $100,000 in the aggregate; and

          (v)  the Contracts listed on Schedule 4.1(20A) hereto.

     True, correct and complete copies of all written Company Agreements (other than those listed on Schedule 4.1(19A) which are not listed on Schedule 4.1(19B)), including all amendments thereto, have been delivered to the Purchaser. All of the Company Agreements are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. The Company and the Subsidiaries and all other parties to all of the Company Agreements have performed substantially all of the obligations required to be performed under the Company Agreements, and neither the Company or any of the Subsidiaries nor, to the knowledge of the Company, any other party is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default under such Company Agreements. All rights of the Company and the Subsidiaries under the Company Agreements extending beyond the Closing Date shall continue unimpaired and unchanged after the Closing Date except as contemplated by this Agreement, without (i) the consent of any person (except for any consent(s) which are to be obtained by the Closing Date and are set forth on Schedule 4.1(20B)), or (ii) the payment of any penalty, the incurrence of any additional obligations or the change of any term. Other than as indicated on Schedule 4.1(20B), (i) neither the Company nor any of the Subsidiaries is bound by any Company Agreement which requires prior approval or consent to, or notice of, the change of ownership of the Purchased Shares resulting from the consummation of the Transactions and (ii) the consummation of the Transactions will not result in an impairment or termination of any of the Company's or the Subsidiaries' rights under any Company Agreement. Schedule 4.1(20A) also contains a listing of all outstanding written and, to the knowledge of the Company, oral, offers, guarantees, advances or credit granted (other than ordinary course trade receivables and agreements with customers) which, if accepted, could impose any debts, obligations or liabilities upon the Purchaser, the Company or any of the Subsidiaries after the Closing Date. All outstanding written and oral proposals are in the ordinary course of business with arm's length parties on competitive terms.

     (21) SUPPLIERS AND CUSTOMERS; CONFLICTS OF INTEREST.

          (a) CUSTOMERS AND SUPPLIERS. Schedule 4.1(21) lists by identification number the 25 largest customers by revenue and the ten largest suppliers by cost of the Company for the 12 month period ending December 31, 1999 and the six month period ending June 30, 2000, and the aggregate amount which each customer was invoiced and each supplier was paid during such period. Except as set forth on
               Schedule 4.1(21), the Company has no knowledge of, nor has the Company or the Vendor received notice of, any intention on the part of any such customer to cease doing business with the Company or to modify or change in any material manner any existing arrangement with the Company for the purchase of any products or services. The relationships of the Company with each of its principal suppliers, shippers and customers are satisfactory, and there are no unresolved disputes with any such supplier, shipper or customer. Prior to the Closing Date, the Company shall cooperate with the Purchaser in making or causing to be made such reasonable inquiries of and written introductions to customers and suppliers of the Business as the Purchaser may reasonably deem necessary or advisable.

          (b) CONFLICTS OF INTEREST. No partner, shareholder, director, officer or employee of the Company, the Subsidiaries or the Vendor or any Affiliate of any of the foregoing: (i) has any pecuniary interest in any supplier or customer of the Company or any of the Subsidiaries or in any other business with which the Company or any of the Subsidiaries conducts business or with which the Company or any of the Subsidiaries is in competition other than records management customer agreements that result in annual aggregate revenues to the Company and the Subsidiaries of less than $150,000 and which are entered into in the ordinary course of business on competitive terms; (ii) has any interest in any property or assets used by the Company or any of the Subsidiaries; or (iii) has any contractual or other claim, express or implied, of any kind whatsoever against the Company or any of the Subsidiaries in connection with the Business, the Assets or the

               Owned Real Property or against the Vendor in connection with the Purchased Shares other than those agreements which are to be terminated at Closing.

     (22) RECORDS SERVICES AND STORAGE.

          (a) Substantially all items received and stored by the Company and the Subsidiaries on behalf of each of the Company's or the Subsidiaries' customers (singly or in the aggregate) are held in storage by the Company or the Subsidiaries and are locatable and accessible without extraordinary effort except for items withdrawn or destroyed at the respective customer's request.

          (b) Substantially all items received by the Company or the Subsidiaries from customers have been logged into the Company's bar-coded computer inventory system and can be located through use of such inventory system.

          (c) The stored items for which customers of the Company or the Subsidiaries are billed exist and, in all material respects, can be accounted for.

          (d) Except as set forth on Schedule 4.1(22) or as adjusted in accordance with subsection 3.3(b)(ix), the Company and the Subsidiaries invoice their customers for special projects, such as purges and re-boxing programs, only with respect to completed work, and have completed all destructions and other inventory and special-service projects for which the Company or the Subsidiaries have invoiced customers or for which they have been paid.

          (e) To the Company's knowledge, except as set forth on Schedule 4.1(22) none of the Company's or the Subsidiaries' customer records in storage have suffered material damage (including damage from water) or been wrongfully destroyed except where the owner of such records has been promptly notified of such event.

     (23) EMPLOYEES. Attached as Schedule 4.1(23) is a complete and accurate list of all employees of the Company and the Subsidiaries (the "EMPLOYEES") as at June 30, 2000, setting forth their positions, salaries and other compensation, vacation benefits (both maximum annual and accrued and outstanding as of a recent date), years of service, original date of hire, classification as full time, part time or on lay-off or other type of leave as at such date. None of the Employees is on long-term disability, extended sick leave or receiving workers' compensation benefits other than those specifically identified on Schedule 4.1(23) as receiving such benefits. All salaries, wages, vacation pay, bonuses, commissions and other emoluments for or in respect of the Employees have been paid or accrued in the books and records of the Company or the Subsidiaries (as applicable) and, except as disclosed in Schedule 4.1(23), there are no bonuses presently accruing, due or payable to any of the Employees. Each of the Company and the Subsidiaries is in compliance in all material respects with all Applicable Laws respecting employment, employment practices, pay equity terms and conditions of employment, wages and hours and is not in arrears in the payment of any wages, pension or other benefits or contributions in respect thereof and no dispute or grievance exists with respect thereto. All amounts withheld, required to be withheld, paid or required to be paid prior to Closing in respect of the Employees pursuant to any Applicable Law, including statutes relating to income and other Taxes, unemployment insurance, employment standards, health insurance, workers' compensation and statutory pension plans have been withheld, paid, discharged or otherwise settled by the Company or the Subsidiaries, as applicable. The Company and/or the Subsidiaries have delivered to the Purchaser complete and correct copies of all personnel policies, handbooks, written procedures and forms of employment applications relating to the Employees. Neither the Company nor any of its Subsidiaries has received any complaint from, and to the knowledge of the Company, no complaint has been filed or threatened to be filed against the Company or any of the Subsidiaries before any federal, provincial or local governmental or quasi-governmental agency or authority alleging violation of law (federal, provincial or local) relating to employment practices or discrimination in employment.

     (24) EMPLOYMENT CONTRACTS. Except as set out in Schedule 4.1(24): (i) neither the Company nor any Subsidiary is a party to or bound by any written agreement with any Employee nor are there any other agreements with any Employee providing for a specified period of notice of termination or providing for any fixed term of employment; (ii) neither the Company nor any Subsidiary is a party to or bound by any sales representative agreement, consulting agreement, collective bargaining agreement or any agreement or commitment with any former Employee; and (iii) neither the Company nor any of the Subsidiaries has any Employees who cannot be terminated by the Company or the Subsidiary (as applicable) with or without notice, except for those Employees who are employed on an indefinite basis who require only reasonable notice of termination as required by Applicable Law.

     (25) EMPLOYEE COMPENSATION. Since June 30, 2000, neither the Company nor any Subsidiary has increased or promised to increase the compensation or the rate of compensation or commissions payable or to become payable by the Company or the Subsidiary (as applicable) to any director, officer, Employee or agent except for annual salary increases and bonuses (including employee profit sharing plans) in the ordinary course of business and consistent with past practice, and, except for Management Severance Obligations and as set forth on
          Schedule 4.1(23), neither the Company nor any Subsidiary has agreed to any payment of any bonus, profit-sharing or other extraordinary compensation to any Employee.

     (26) MANAGEMENT SEVERANCE OBLIGATIONS. The aggregate of all obligations and liabilities of the Company and the Subsidiaries in respect of (i) all termination and severance payments required to be paid to the management employees of the Company or the Subsidiaries listed on
          Schedule 4.1(26) in the event of the termination of their employment,
          (ii) the acquisition of Stuart Hunter's interest in FACS Records Limited Partnership, and (iii) bonuses or other payments payable to the management employees of the Company or the Subsidiaries listed on
          Schedule 4.1(26), including without limitation, any bonuses payable in connection with the completion of the Transactions but excluding bonuses that are payable as part of the normal compensation of any such management employee (collectively, the "MANAGEMENT SEVERANCE OBLIGATIONS"), do not exceed the amount in respect thereof included in the Unaudited Closing Statement.

     (27) COLLECTIVE AGREEMENTS. Neither the Company nor any of the Subsidiaries is a party to or bound by any Contract with, or commitment to, any labour union, trade union, employee association or employer's association. No trade union, employee association or other entity has acquired any bargaining rights by either certification or voluntary recognition with respect to any of the Employees of the Company or any of the Subsidiaries and there are no applications or discussions involving the Company or any of the Subsidiaries regarding such certification or recognition. To the knowledge of the Company there is no union-organizing activity or threatened union-organizing activity involving the Employees of the Company or any of the Subsidiaries nor has there been any such activity in the past three years.

     (28) BENEFIT PLANS.

          (a) Schedule 4.1(28) lists all the employee benefits, pension benefit plans, 401(k) plans, bonuses, pensions, profit sharing, deferred compensation, stock compensation, stock purchases, stock options, retirement, hospitalization insurance, medical, dental or disability insurance, health, welfare or similar plans or practices, formal and informal, relating to the Employees or former Employees or others which are currently maintained or were maintained at any time in the last five (5) calendar years (the "EMPLOYEE PLANS").

          (b) All of the Employee Plans are and have been established, registered, qualified, invested and administered in all respects in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans ("APPLICABLE EMPLOYEE BENEFIT LAWS"). To the knowledge of the Company, no fact or circumstance exists that adversely affects the tax-exempt status of an Employee Plan.

          (c) All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Plan and no Taxes, penalties or fees are owing or exigible under any of the Employee Plans.

          (d) The Company may unilaterally amend, modify, vary, revoke or terminate, in whole or in part, each Employee Plan and take contribution holidays under or withdraw surplus from each Employee Plan, subject only to approvals required by Applicable Employee Benefit Laws and the terms of the Employee Plans.

          (e) No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Body or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.

          (f) All contributions or premiums required to be made by the Company or the Subsidiaries under the terms of each Employee Plan or by Applicable Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Employee Plans, and the Company and the Subsidiaries do not have, and as of the Closing Date will not have, any liability (other than liabilities accruing after the Closing Date) with respect to any of the Employee Plans. Contributions or premiums will be paid by the Company or the Subsidiaries on an accrual basis for the period up to the Closing Date even though not otherwise required to be made until a later date.

          (g) No amendments have been made to any Employee Plan and no improvements to any Employee Plan have been promised and no amendments or improvements to an Employee Plan will be made or promised by the Company or the Subsidiaries before the Closing Date.

          (h) There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither the Company, the Subsidiaries, nor any of their agents have been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

          (i) Subject to approvals under Applicable Employee Benefit Laws, the Company may amend, revise or merge any Employee Plan or the assets transferred from any Employee Plan with any other arrangement, plan or fund.

          (j) The Company has furnished to the Purchaser true, correct and complete copies of all the Employee Plans as amended as of the date hereof together with all related documentation including funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Employee Plan, all material internal memoranda concerning the Employee Plans, copies of material correspondence with all regulatory authorities with respect to each Employee Plan and plan summaries, booklets and personnel manuals. No material changes have occurred to the Employee Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to the Purchaser pursuant to this subsection 4.1(28).

          (k) Each Employee Plan is fully funded or fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions and methodology set out in Schedule 4.1(28).

          (l) None of the Employee Plans enjoys any special tax status under Applicable Employee Benefit Laws, nor have any advance tax rulings been sought or received in respect of the Employee Plans.

          (m) All employee data necessary to administer each Employee Plan has been provided by the Vendor to the Purchaser and is true and correct.

          (n) No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

          (o) Except as disclosed in Schedule 4.1(28), none of the Employee Plans provides benefits to retired Employees or to the beneficiaries or dependants of retired Employees.

          (p) No actions, suits or claims against the Company with respect to any of the Employee Plans are pending, or to the Company's knowledge, threatened, and the Company has no knowledge of any facts which would reasonably be expected to give rise to or result in any such action, suit or claim.

          (q) No payment that is owed or may become due to any director, officer or employee of the Company or a Subsidiary will constitute an "excess parachute payment" under IRC Section 280G.

          (r) All Employee Plans are, where required, in full compliance with ERISA, the IRC and other applicable laws. No transaction prohibited by ERISA and no "prohibited transactions" under the IRC have occurred with respect to the Employee Plans. The Company has no liability to the IRS or under ERISA with respect to any Employee Plan. All filings required by ERISA and the IRC with respect to the Employee Plans have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided. All Taxes have been paid and no Taxes are payable in respect of the Employee Plans.

     (29) FINANCIAL STATEMENTS. Schedule 4.1(29) contains (i) audited consolidated financial statements of the Company and its Subsidiaries as at and for the twelve months ended December 31, 1999 and December 31, 1998 (the "Annual Financial Statements"), and (ii) the consolidated balance sheet and income statement of the Company and its Subsidiaries as at and for the six month period ending June 30, 2000 (the "JUNE FINANCIAL STATEMENTS"), and (iii) the consolidated balance sheet and income statement of the Company and its subsidiaries as at and for the eight month period ending August 31, 2000 (the "AUGUST FINANCIAL STATEMENTS") (collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements (other than the August Financial Statements) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods reported upon and present fairly and accurately the consolidated financial position as at the end of, and the results of operations and cash flows of the Company and its Subsidiaries for, the periods reported upon. The August Financial Statements have been prepared by the Company in accordance and consistent with past practice for the preparation of its month end financial statements.

     (30) ACCOUNTS RECEIVABLE. Each of the Accounts Receivable of the Company and the Subsidiaries have been acquired in the ordinary course of Business. No account debtor has any valid setoff, deduction or defense with respect thereto and no account debtor has asserted any such setoff, deduction or defense. The reserve for doubtful Accounts Receivable (which does not include the Aged Accounts Receivable) set forth in the Financial Statements is reasonable and was established in accordance with generally accepted accounting principles.

     (31) DIRECTORS, OFFICERS, BANK ACCOUNTS. Attached as Schedule 4.1(31) is a correct and complete list of (i) the directors of the Company and each Subsidiary, (ii) the officers of the

          Company and each Subsidiary, (iii) the bank accounts of the Company and each Subsidiary, and (iv) the persons authorized to sign cheques drawn on such accounts.

     (32) NO MATERIAL CHANGE. Except as set forth on Schedule 4.1(32) since June 30, 2000, the Company and the Subsidiaries have operated in the normal and ordinary course, and there has been no Material Adverse Change in the business, assets, operations, prospects, (other than general business and economic conditions which affect the economy generally) operating results (including operating cash flow) or financial condition of the Business. For purposes hereof, "Material Adverse Change" means any change, development or occurrence which has had, or may reasonably be expected to have, an adverse effect aggregating 5% or more on the revenues or cash flow of the Company as shown on the financial statements of the Company for the period ending June 30, 2000. Specifically, except as set forth on Schedule 4.1(32), since June 30, 2000, the Company and each of the Subsidiaries:

          (a) has not taken any action outside of the ordinary course of business;

          (b) has not borrowed any money (except in the ordinary course of business) or become contingently liable for any obligation or liability of others;

          (c)   has paid all of its debts and obligations as they became due;

          (d) has not incurred any debt, liability or obligation of any nature to any party except for obligations arising in the ordinary course of business and except for amounts included in subsection 3.3(b)(viii);

          (e)  has not knowingly waived any right of substantial value;

          (f) has not purchased or redeemed any shares in its capital, or transferred, distributed or paid, directly or indirectly, any money or other property or assets to the Vendor other than amounts due under the Notes and dividends in respect of the Purchased Shares in the ordinary course of business and consistent with past practice; and

          (g)  has not sold or otherwise issued any shares in its capital; and

since June 30, 2000, the Company and each of the Subsidiaries have used their best efforts to preserve its business organization intact, to keep available the services of its Employees, and to preserve its relationships with its customers, suppliers and others with whom it deals.

     (33) ENVIRONMENTAL COMPLIANCE.

          (a) The Company and the Subsidiaries are in compliance in all material respects with all federal, provincial, state, municipal or local laws, rules, statutes, regulations, guidelines, policies, orders and directions or other requirements of any Governmental Body relating in any way to the environment, occupational health or safety or the manufacture, processing, importation, handling, distribution, use, transportation, storage, disposal or treatment of any contaminant, pollutant, dangerous substance, toxic substance, hazardous waste, liquid industrial waste, petroleum product, hazardous material or hazardous substance, and any controlled, restricted, regulated or banned substances ("HAZARDOUS SUBSTANCES") including any matters relating to a discharge, spill or other release, whether actual or potential of any contaminant (collectively, the "ENVIRONMENTAL LAWS").

          (b) Hazardous Substances have not been used by the Company or any of the Subsidiaries at any of the facilities used by the Company or any of the Subsidiaries now or in the past, including without limitation the Leased Premises and the Owned Real Property (collectively, the "COMPANY'S FACILITIES") during the occupancy thereof by the Company or any of the Subsidiaries and the Company has no knowledge of such use by any other Person at any real property previously owned or leased by the Company or any Subsidiary during or prior to the Company's or the Subsidiaries' occupancy thereof in any manner which: (i) violates in any material respect any applicable Environmental Law; (ii) requires removal or remediation under applicable Environmental Law; or
               (iii) if found on any of the Company's Facilities, or, if improperly disposed of off of any of the Company's Facilities would subject the owner or occupant of such facility to damages, penalties, liability or an obligation to perform any work, clean-up, removal, remediation, repair, construction, alteration, demolition, renovation or installation in or in connection with such facility in order to comply with any Environmental Law ("ENVIRONMENTAL CLEANUP WORK").

          (c) Neither the Company or any of the Subsidiaries nor, to the knowledge of the Company, any other Person has emitted, discharged, deposited or released or caused or permitted to be emitted, discharged, deposited or released any Hazardous Substances at the Leased Premises or in connection with the operation of the Business or at the Owned Real Property, or to the knowledge of the Company, at any real property previously owned or leased by the Company or any Subsidiary, except in compliance in all material respects with the Environmental Laws.

          (d) No notice from any Governmental Body has ever been served upon the Company or any of the Subsidiaries, their agents or Employees that remains outstanding and the Company has no knowledge of any notice served upon any occupant, owner or prior owner of any of the Company's Facilities claiming any violation of any of the aforesaid Environmental Laws on or in connection with any of the Company's Facilities or with respect to the Business, or requiring or calling attention to the need for any Environmental Cleanup Work, on or in connection with any of the Company's Facilities in order to comply with any of the aforesaid Environmental Laws. Neither the Company, the Subsidiaries or their agents or Employees, nor, to the knowledge of the Company, any occupant, owner or prior owner or occupant of any of the Company's Facilities has ever been informed of any threatened or proposed serving of any such violation or corrective work order on or in connection with any of the Company's Facilities or with respect to the Business.

          (e) The soil and subsoil and the surface and ground water in, on or under the Leased Premises and the Owned Real Property and, to the knowledge of the Company, at any real property previously owned or leased by the Company or the Subsidiaries, do not contain any Hazardous Substances resulting from the activities of the Company or the Subsidiaries or their Employees or agents, except in compliance in all material respects with the Environmental Laws and, to the knowledge of the Company, there are no underground storage tanks on or under the Leased Premises or the Owned Real Property. All Hazardous Substances disposed of, treated or stored on the Leased Premises and the Owned Real Property by the Company or the Subsidiaries and, to the knowledge of the Company, by any Person at any real property previously owned or leased by the Company or the Subsidiaries, have been generated, treated, stored and disposed of, in compliance in all material respects with all Environmental Laws.

          (f) The conduct of the Company and the Subsidiaries in carrying on the Business including the keeping of all necessary records and the notification of any Governmental Body and the use and operation by the Company and the Subsidiaries of the Business has been and is in compliance in all material respects with all Environmental Laws. To the knowledge of the Company, there are no facts which could give rise to non-compliance with any Environmental Laws.

          (g) There are no claims, actions, prosecutions, charges, investigations, hearings or other proceedings or, to the Company's knowledge, contemplated investigations or proceedings of any kind in any court or tribunal or before any Governmental Body, and no notice has been received by the Vendor, the Company or any of the Subsidiaries of any such proceeding or contemplated proceeding, which alleges the violation or non-compliance with any Environmental Law or relates to the presence of, discharge, deposit, escape or release of a Hazardous Substance in connection with the Business or the Assets or the Owned Real Property.

          (h) Neither the Company nor any of the Subsidiaries has received notice of and the Company has no knowledge of any pending or proposed changes to Environmental Laws which would materially restrict or otherwise adversely affect the operation of the Business or the Owned Real Property.

          (i) The Leased Premises and the Owned Real Property do not contain any urea formaldehyde insulation, aluminium wiring or asbestos.

     (34) TAX MATTERS.

          (a) TAX FILINGS. The Company and each of the Subsidiaries has prepared and filed, before the imposition of any penalty for late filing, with all appropriate Governmental Bodies all Tax returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by or on behalf of the Company and each of the Subsidiaries in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof and will continue to do so in respect of any fiscal period ending on or before the Closing Date. All such returns, declarations, remittances, information returns, reports and other documents are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect. All Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full or will be paid in full prior to the Closing Date. True and correct copies of all Tax returns filed, by or on behalf of the Company and each of the Subsidiaries (including any amended returns) since January 1, 1997 have been or, upon request of Purchaser, will be provided to Purchaser.

          (b) TAXES PAID. The Company and each of the Subsidiaries has paid in full all Taxes required to be paid on or prior to the date hereof and has made adequate provision in the June Balance Sheet and in the books and records made available to the Purchaser in accordance with generally accepted accounting principles for the payment of all Taxes in respect of all fiscal periods ending on or before the Closing Date. All Taxes for which the Company and each of the Subsidiaries is or will be liable (or that are imposed with respect to the Company) and that are due on or before the Closing Date (including Taxes shown to be due on all returns filed on or before the Closing Date) have been paid or will be paid in full on or before the Closing Date. The June Balance Sheet accurately reflects accruals or reserves for all liabilities for Taxes accrued by the Company on or prior to the date of the June Balance Sheet. Since the date of the June Balance Sheet, the Company has not incurred or accrued any liability for Taxes other than in connection with transactions in the ordinary course of business, and nor has it changed its method of accounting for Taxes or any method of accounting used in calculating Taxes.

          (c) REASSESSMENTS OF TAXES. There are no reassessments of any of the Company's or the Subsidiaries' Taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to the Company by any Governmental Body in respect of any Taxes. No Governmental Body has challenged, disputed or questioned the Company or any of its Subsidiaries in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes. The Company is not negotiating any draft assessment or reassessment with any Governmental Body. The Company is not aware of any contingent Tax liabilities or any grounds for an assessment or reassessment of the Company or any of its Subsidiaries, including, without limitation, unreported benefits conferred on the shareholder of the Company, or aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Financial Statements. Neither the Company nor its Subsidiaries has received any indication from any Governmental Body that an assessment or reassessment of the Company or any of its Subsidiaries is proposed in respect of any Taxes, regardless of its merits. Neither the Company nor any of its Subsidiaries has executed or filed with any Governmental Body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes. Notices of assessment for all taxation years up to and including the taxation year ended December 30, 1998 have been received from the Canadian federal and provincial Governmental Bodies.

          (d) WITHHOLDINGS AND REMITTANCES. The Company and each of the Subsidiaries has withheld from each payment made to any of its present or former Employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the INCOME TAX ACT (Canada) all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Body. The Company and each of the Subsidiaries has remitted all Canada Pension Plan contributions, provincial and state pension plan contributions, unemployment insurance premiums, employer health taxes and other Taxes payable by it in respect of its Employees and has remitted such amounts to the proper Governmental Body within the time required under the applicable legislation. The Company and each of the Subsidiaries has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Company.

          (e) TAX BASIS. At the Closing Date, for purposes of the INCOME TAX ACT (Canada), the Company will own depreciable property of the prescribed classes and having undepreciated capital costs as provided for in its most recently completed tax return (which are set out in Schedule 4.1(34)) plus any additions and minus any dispositions since that time in the ordinary course of business.
               Schedule 4.1(34) sets forth the amount, as of the date of the Annual Financial Statements, of (i) all federal, provincial, state or local net operating loss, tax credit or charitable contribution carryovers available to the Company and (ii) the tax basis of the assets of the Company, by reasonable category, reflected in the Annual Financial Statements, and includes an explanation of how such items are reflected in the Annual Financial Statements. The Company has provided to the Purchaser complete and materially accurate workpapers supporting any deferred Taxes or similar account on the Annual Financial Statements.

          (f) TAX ELECTIONS. Schedule 4.1(34) sets forth all federal, state or provincial income tax elections that have been made or will be made by the Vendor, Vendorco and the Company and the Subsidiaries with respect to any period ending on or prior to the Closing Date that will apply to any subsequent period.

     (35) COMPLIANCE WITH LAWS. The Company and each of the Subsidiaries is in compliance in all material respects with all applicable federal, provincial, state and local laws, rules and regulations and all requirements of all Governmental Bodies and has all necessary Government Authorizations, and other authorizations required to carry on the Business and to own, lease and operate the Assets in compliance with such laws, rules and regulations and there are no Governmental Authorizations which are necessary to the conduct of the Business other than those of a routine nature. Schedule 4.1(35) contains a complete accurate list of all material Governmental Authorizations required by the Company and the Subsidiaries to conduct the Business. There have been no violations or breaches of such Governmental Authorizations and no proceedings are pending or, to the knowledge of the Company, threatened, which could result in the revocation, cancellation or any adverse modification or limitation of any Governmental Authorizations. Neither the Company nor any of its Subsidiaries is subject to any outstanding deficiency notice, default notice, control orders, orders for compliance or work orders from or required by any Governmental Body and to the knowledge of the Company, there are no facts or circumstances which may give rise to any such deficiency notices, control orders, orders for compliance or work orders. Neither the Company nor any of its Subsidiaries has received any notice, not previously complied with, from any federal, provincial or municipal authority or any insurance or inspection body, that any of its properties, facilities, equipment or business procedures or practices fails to comply with any Applicable Law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. To the knowledge of the Company, there are no regulations or legislation pending before any federal, provincial, state, local or foreign governmental body or legislature which, if adopted, would have a materially adverse effect on the Business. The transactions provided for in this Agreement will not result in the cancellation or termination of any of the Governmental Authorizations, and no consent from or notice to any federal, provincial, state or local Governmental Body is required to transfer any Governmental Authorization to the Purchaser.

     (36) INSURANCE. The Company and its Subsidiaries maintains insurance policies bearing the numbers, for the terms, with the companies, in the amounts, providing the general coverage, and with the premiums set forth on Schedule 4.1(36). All of such policies are in full force and effect and the Company and the Subsidiaries are not in default of any provision thereof. Neither the Company nor any of its Subsidiaries has received notice from any insurer of any such policies of its intention to cancel or refusal to renew any policy issued by it.

     (37) BANKRUPTCY. Neither the Company, any of its Subsidiaries nor the Vendor has proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

     (38) RESIDENCY. The Vendor is not a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada).

     (39) REGULATORY APPROVALS. No Governmental Authorization, notice, order, consent, approval, license, permit, waiver or filing is required to be made or obtained on the part of the Vendor, the Company or any of the Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered hereunder or the performance of the obligations hereunder or thereunder.

     (40) COMPETITION ACT AND HSR ACT. The Company, together with its Subsidiaries and Affiliates, (i) do not have assets in Canada, or gross revenues from sales in, from or into Canada, that exceed $35,000,000 in aggregate value as determined in accordance with the Notifiable Transactions Regulations promulgated under the COMPETITION ACT (Canada); and (ii) do not have assets in the United States with a book value of US $15,000,000 or more, or gross revenues from sales into the United States of US$25,000,000 or more during the Company's most recent fiscal year as determined in accordance with the U.S. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT.

     (41) CIRCULAR. The information to be contained in the Circular or any amendment thereto (including any information referred to therein or incorporated therein by reference) will not contain a misrepresentation (as such term is defined in the SECURITIES ACT (British Columbia)) as at the date thereof.

     (42) ACQUISITION PROPOSALS. Neither the Company nor the Vendor has received an Acquisition Proposal which is outstanding at the date of this Agreement or any request for non-public information relating to the Vendor, the Company or FACS Management or any of their respective Affiliates in connection with an Acquisition Proposal or for access to the properties, books or records of the Vendor, the Company or FACS Management, by any Person that informs the Vendor, the Company or FACS Management that such Person is considering making an Acquisition Proposal or has made an Acquisition Proposal that in any such case, is outstanding at the date of this Agreement.

     (43) STATEMENTS AND OTHER DOCUMENTS NOT MISLEADING. Neither this Agreement, including all Exhibits and Schedules, nor any other financial statements, documents or instruments delivered to the Purchaser in connection with this Agreement and the transactions contemplated by this Agreement, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated to make such statement, document or instrument not misleading. The information contained in any public filing made by the Vendor does not contain a misrepresentation (as such term is defined in the SECURITIES ACT (British Columbia)) as at the date thereof.

4.2 REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND VENDORCO REGARDING THE VENDOR, THE PURCHASED SHARES AND THE NOTES. As a material inducement to the Purchaser to enter into this Agreement and purchase the Purchased Shares and the Notes, the Vendor and Vendorco jointly and severally make the following representations and warranties to the Purchaser:

     (1) STATUS OF THE VENDOR. The Vendor is an unincorporated open-ended, single purpose trust established and validly existing under the laws of the Province of British Columbia with all necessary power, authority, qualification and license to hold the Purchased Shares and the Notes in trust for the use and benefit of the Unitholders.

     (2) CORPORATE AUTHORITY OF THE VENDOR. The Trustees have approved the Transactions subject to the approval of the Unitholder Resolution and the Trustees have unanimously resolved to unanimously recommend to the Unitholders that they vote in favour of the Unitholder Resolution. The Trustees have duly authorized and approved the execution and delivery of this Agreement and the performance of its obligations as herein provided. Except for the actions required to hold the Unitholder Meeting, no other action by the Vendor is required in connection with the foregoing.

     (3) POWER AND AUTHORITY OF THE VENDOR. The Trustees hold the Purchased Shares and Notes for the use and benefit of the Unitholders in accordance with the terms of the Trust

          Deed. The Trustees have the legal right, power and authority to conduct the affairs of the Vendor, including without limitation, the right, power and authority to enter into, execute and deliver on behalf of the Vendor this Agreement and to perform or cause to be performed the obligations of the Vendor hereunder, provided only that the power and authority of the Trustees to transfer the Purchased Shares and Notes requires approval by the Unitholders which upon approval of the Unitholder Resolution will be satisfied.

     (4) DUE AUTHORIZATION; ENFORCEABILITY OF AGREEMENT. The entering into, execution and delivery of this Agreement has been duly and validly authorized and approved by all necessary action on the part of the Trustees. This Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against it in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, now or hereafter in effect, and subject to the availability of equitable remedies.

     (5) NO BREACH, ETC. The execution, delivery and performance of this Agreement in accordance with its terms by the Vendor and the consummation of the transactions as provided for herein do not and will not: (a) conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under (i) the Trust Deed or any Contract or any Governmental Authorization to which the Vendor is a party or by which the Vendor or the Purchased Shares or Notes are bound or affected, or (ii) any law, regulation, ordinance or decree to which, the Vendor or the Purchased Shares or Notes are bound or subject, or (b) result in the creation or imposition of any Encumbrance or right, including rights of termination or cancellation, in or with respect to, or otherwise adversely affect the Purchased Shares, the Notes or the Vendor.

     (6) FURTHER APPROVALS BY THE VENDOR (SUBJECT TO THE APPROVAL OF THE UNITHOLDER RESOLUTION). At the Closing, subject to the approval of the Unitholder Resolution having been obtained:

          (a) the Trustees will have approved any and all agreements, documents or instruments to be executed and/or delivered by the Vendor in connection herewith and the performance of its obligations thereunder (collectively, this Agreement and all documents referred to in this subsection 4.2(6)(a), the "PURCHASE DOCUMENTS") and no other action by the Vendor will be required in connection with the foregoing;

          (b) the Trustees will have the legal right, power and authority to enter into, execute and deliver on behalf of the Vendor the Purchase Documents and to perform or cause to be performed the obligations of the Vendor thereunder;

          (c) the entering into, execution and delivery of the Purchase Documents by the Vendor hereunder will have been duly and validly authorized and approved by all necessary action on the part of the Trustees. Each of the Purchase Documents to which the Vendor is a party will constitute when executed a legal, valid and binding obligation of the Vendor enforceable against it in accordance with their respective terms except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, now or hereafter in effect, and subject to the availability of equitable remedies; and

          (d) the performance of the Agreement and the Purchase Documents in accordance with their respective terms by the Vendor, and the consummation of the transactions provided for therein will not:
               (a) conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under (i) the Trust Deed, or any other Contract or any Governmental Authorization to which the Vendor is a party or by which the Vendor or the Purchased Shares or Notes are bound or affected, or
               (ii) any law, regulation, ordinance or decree to which the Vendor or the Purchased Shares or Notes are bound or subject, or (b) result in the creation or imposition of any Encumbrance or right, including rights of termination or cancellation, in or with respect to, or otherwise adversely affect, the Purchased Shares or the Notes.

     (7) NO AGREEMENTS TO SELL SHARES OR NOTES AND NO OPTIONS. There is no Contract, option or any other right of any Person binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares or the Notes other than pursuant to this Agreement. The Vendor is not a party to or bound by any Contract (other than the Trust Deed, certain provisions of which require approval by the Unitholders and which upon approval of the Unitholder Resolution will be satisfied) or other obligation whatsoever which limits or impairs the Vendor's ability to sell or convey good and marketable title to the Purchased Shares and the Notes, free and clear of any and all Encumbrances in accordance with the terms of this Agreement. No Person has any Contract or option or any right or privilege (whether by law, pre-emptive right or contract) capable of becoming a contract, including convertible securities, warrants or convertible obligations of any nature, for the purchase of any of the Purchased Shares or Notes, other than the Purchaser and Vendorco pursuant to this Agreement. None of the Purchased Shares is subject to any voting trust, shareholder agreement or voting agreement other than the corporate governance agreement referred to in Section
          9.6 of this Agreement. Upon the completion of the transactions as contemplated by this Agreement, the Vendor shall have transferred to Vendorco, and Vendorco shall have transferred to the Purchaser, beneficial, legal and registered title to all of the Purchased Shares free and clear of any and all Encumbrances.

     (8) TITLE TO PURCHASED SHARES. The Vendor holds the Purchased Shares for the use and benefit of the Unitholders in accordance with the Trust Deed and has good and marketable title to the Purchased Shares free and clear of any and all Encumbrances. Subject to the approval of the Unitholder Resolution, the Vendor has the sole and exclusive right to sell, transfer and assign the legal, beneficial and registered title to the Purchased Shares to Vendorco in accordance with the terms of this Agreement, and at the Closing, will transfer the legal, beneficial and registered title to the Purchased Shares to Vendorco free and clear of all Encumbrances.

     (9) TITLE TO NOTES. The aggregate principal amount outstanding under the Notes is now and as at the Closing Date shall be $37,500,000. The Vendor holds the Notes for the use and benefit of the Unitholders in accordance with the Trust Deed, free and clear of all

          Encumbrances and, subject to the approval of the Unitholder Resolution, has the power and authority to sell, assign or otherwise transfer the legal and beneficial title to the Notes and, at the Closing, will transfer the legal and beneficial title to the Notes to Vendorco free and clear of all Encumbrances. The Vendor has not assigned or agreed to assign the Notes to any Person other than the Purchaser and Vendorco, pursuant to this Agreement. All agreements and instruments governing the terms and conditions of the Notes are listed in Schedule 4.1(9) and true and complete copies of such documentation has been delivered to the Purchaser. The amount outstanding under the Notes bears interest at 12.5% per annum. There are no contracts, agreements, arrangements or commitments between the Vendor and Vendorco or the Company the terms of which would: (i) reduce the principal amount of the Notes; (ii) extend the maturity date applicable to the principal amount owing under the Notes; (iii) reduce the rate of interest payable in respect of the Notes; or (iv) extend any applicable interest payment dates relating to the Notes. The Vendor has not waived any Default or Event of Default (as those terms are defined in the Notes) under the Notes. Except as set out on
          Schedule 4.1(9), the Vendor has not entered into any agreement or taken any action that would subject the Notes to any subordination, reduction or disallowance by any set-off, right of recoupment, defence, counterclaim or impairment of any kind. The Notes are unsecured.

4.3 REPRESENTATIONS AND WARRANTIES OF VENDORCO REGARDING VENDORCO, THE PURCHASER SHARES AND THE NOTES. As a material inducement to the Purchaser to enter into this Agreement and purchase the Purchased Shares and the Notes, Vendorco makes the following representations and warranties to the Purchaser:

     (1) STATUS OF VENDORCO. Vendorco is a corporation duly organized, validly existing and in good standing under the laws of Canada and has full power and authority and is duly authorized, qualified and licensed to hold the Purchased Shares and the Notes. The only property and assets owned by Vendorco, and that will be owned by Vendorco prior to Closing, are its rights pursuant to this Agreement. At Closing, the only property and assets owned by Vendorco will be the Purchased Shares, the Notes and its rights pursuant to this Agreement. Vendorco is not a party to any contracts or agreements other than this Agreement. Vendorco has no liabilities or obligations of any nature whatsoever, whether absolute, contingent or otherwise (including, without limitation, liabilities which are not yet due and liabilities for Taxes), other than pursuant to this Agreement.

     (2) CORPORATE AUTHORITY OF VENDORCO. The board of directors and shareholders of Vendorco have duly authorized and approved the execution and delivery of this Agreement and any and all agreements, documents or instruments to be executed and/or delivered by Vendorco in connection herewith, and the performance of its obligations hereunder and thereunder (collectively, all documents referred to in this subsection 4.3(2), the "Purchase Documents"). No other action by Vendorco is required in connection with the foregoing.

     (3) POWER AND AUTHORITY OF VENDORCO. Vendorco has full right, power and authority to enter into, execute and deliver this Agreement and all other agreements, documents and instruments required to be delivered by it hereunder and to perform its obligations hereunder and thereunder.

     (4) DUE AUTHORIZATION; ENFORCEABILITY OF AGREEMENT. The entering into, execution and delivery of this Agreement and all other agreements to be delivered by Vendorco hereunder have been duly and validly authorized and approved by all necessary action on the part of Vendorco. Each of this Agreement and the Purchase Documents to which Vendorco is a party constitutes (or will constitute when executed) a legal, valid and binding obligation of Vendorco enforceable against it in accordance with their respective terms except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, now or hereafter in effect, and subject to the availability of equitable remedies.

     (5) NO BREACH, ETC. The execution, delivery and performance of this Agreement by Vendorco and the consummation of the Transactions do not and will not: (a) conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under (i) the constating documents of Vendorco or, any Contract to which Vendorco is a party or any Governmental Authorization to which Vendorco is party or by which Vendorco or any of the Purchased Shares or the Notes are bound or affected, or (ii) any law, regulation, ordinance or decree to which Vendorco, or any of the Purchased Shares or the Notes are bound or subject, or (b) result in the creation or imposition of any Encumbrance or right, including rights of termination or cancellation, in or with respect to, or otherwise adversely affect, the Purchased Shares, the Notes, or Vendorco.

     (6) NO AGREEMENTS TO SELL SHARES OR NOTES AND NO OPTIONS. There is no Contract, option or any other right of any Person binding upon or which at any time in the future may become binding upon Vendorco to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares or the Notes other than pursuant to this Agreement. Vendorco is not a party to or bound by any Contract or other obligation whatsoever which limits or impairs Vendorco's ability to sell or convey good and marketable title to the Purchased Shares and the Notes, free and clear of any and all Encumbrances in accordance with the terms of this Agreement. No Person has any Contract or option or any right or privilege (whether by law, pre-emptive right or contract) capable of becoming a contract, including convertible securities, warrants or convertible obligations of any nature, for the purchase of any of the Purchased Shares or Notes, other than the Purchaser pursuant to this Agreement. None of the Purchased Shares is subject to any voting trust, shareholder agreement or voting agreement other than the corporate governance agreement referred to in Section 9.6 of this Agreement. Upon the completion of the transactions contemplated by this Agreement, Vendorco shall have transferred to the Purchaser beneficial, legal and registered title to all of the Purchased Shares, free and clear of any and all Encumbrances.

     (7) TITLE TO PURCHASED SHARES. At Closing, Vendorco shall be the sole legal, beneficial and registered owner of the Purchased Shares and shall have good and marketable title to the Purchased Shares free and clear of any and all Encumbrances. At Closing, Vendorco shall have the sole and exclusive right to sell, transfer and assign the legal, beneficial and registered title to the Purchased Shares to the Purchaser in accordance with the terms of this Agreement, and upon Closing, will transfer the legal, beneficial and registered title to the Purchased Shares to the Purchaser free and clear of all Encumbrances.

     (8) TITLE TO NOTES. At Closing, Vendorco shall have good legal and beneficial ownership of the Notes, and shall have the power and authority to sell, assign or otherwise transfer the legal and beneficial title to the Notes, free and clear of all Encumbrances. Upon Closing, Vendorco will transfer the legal and beneficial title to the Notes to the Purchaser free and clear of all Encumbrances. Vendorco has not assigned or agreed to assign the Notes to any Person other than the Purchaser pursuant to this Agreement. Vendorco has not waived any Default or Event of Default (as those terms are defined in the Notes) under the Notes. Except as set out in Schedule 4.1(9), Vendorco has not entered into any agreement or taken any action that would subject the Notes to any subordination, reduction or disallowance by any set-off, right of recoupment, defence, counterclaim or impairment of any kind.

4.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of the Vendor and Vendorco contained herein shall survive the Closing, and notwithstanding such Closing and any investigation made by or on behalf of the Purchaser, shall continue in full force and effect after the Closing for the benefit of the Purchaser for a period of three (3) years following the Closing, subject to the provisions of Article 8.

                                    ARTICLE 5
            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND IMRM

5.1 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND IMRM. As a material inducement to the Vendor to enter into this Agreement and to consummate the transactions provided for in this Agreement, the Purchaser and IMRM hereby represent and warrant to the Vendor that:

     (1) CORPORATE STATUS. The Purchaser is a company duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia and has full power and authority to own its properties and to carry on the business presently conducted by it. IMRM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser and IMRM has the corporate power and authority to enter into and perform its respective obligations under this Agreement and any and all agreements, documents or instruments to be executed and delivered by the Purchaser or IMRM in connection herewith (collectively, the "IM DOCUMENTS") to which it is a party.

     (2) DUE AUTHORIZATION; ENFORCEABILITY OF AGREEMENT. The board of directors of the Purchaser and IMRM have duly authorized and approved the execution and delivery of this Agreement and the IM Documents to which each is a party and the performance of the transactions provided for herein or therein. No other corporate action by either the Purchaser or IMRM is required in connection herewith or therewith. This Agreement constitutes and, when executed, the IM Documents will constitute legal, valid and binding obligations of the Purchaser and IMRM to the extent they are parties thereto, enforceable against the Purchaser and IMRM to the extent they are a party thereto in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

     (3) NO BREACH, ETC. The execution, delivery and performance of this Agreement and the IM Documents by the Purchaser and IMRM and the consummation of the Transactions do not and will not conflict with, violate or result in the breach of any of the terms or conditions, or constitute a default under (i) the constating documents of the Purchaser or IMRM, or (ii) any law, regulation, ordinance or degree to which the Purchaser or IMRM or any of their assets or properties are bound or subject, or (iii) any Contract to which the Purchaser or IMRM is a party or any of their assets or properties are bound or subject.

     (4) REGULATORY APPROVALS. No Governmental Authorization, notice, order, consent, approval, license, permit, waiver or filing is required to be made or obtained on the part of the Purchaser or IMRM in connection with the execution, delivery and performance of this Agreement or the IM Documents or the performance of the obligations hereunder or thereunder, other than the filing of a notification under the INVESTMENT CANADA ACT.

     (5) BANKRUPTCY. Neither the Purchaser nor IMRM has proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound up, taken any proceeding to have the receiver appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property. The Transactions will not result in the Purchaser or IMRM becoming insolvent.

     (6) REPRESENTATION AND WARRANTY INSURANCE. A true and complete copy of the commitment provided by the insurer to the Purchaser relating to the insurance referred to in Section 8.4 has been provided to the Vendor.

5.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of the Purchaser and IMRM contained herein shall survive the Closing, and notwithstanding such Closing and any investigation made by or on behalf of the Vendor or the Company, shall continue in full force and effect after the Closing for the benefit of the Vendor and the Company for a period of three (3) years following the Closing, subject to the provisions of
Article 8.

                                   ARTICLE 6
                       CONDUCT OF BUSINESS PENDING CLOSING

     6.1 CONDUCT OF BUSINESS PENDING CLOSING. The Company agrees that between the date hereof and the Closing Date, the Company shall and shall cause the Subsidiaries to (except as may be specifically required to comply with its obligations under this Agreement):

          (a) except to the extent provided in Section 9.1, not take, suffer or permit any action or omit to take any action which would cause any of the representations and warranties of the Vendor or Vendorco contained in this Agreement or in any Schedule or Exhibit hereto to become untrue;

          (b) conduct the Business in a good and diligent manner in the ordinary and usual course consistent with past practice;

          (c) not enter into any Contract other than Contracts in the ordinary course of business, and not amend, modify or terminate any Records Management Agreement involving more than $10,000 per annum, without the prior written consent of the Purchaser, and not amend, modify or terminate any other Company Agreement except in the ordinary course of business and pursuant to their terms;

          (d) use its best reasonable efforts to preserve the Company's and the Subsidiaries' business organization intact, to keep available the service of its employees and to preserve its relationships with customers, suppliers and others with whom it deals;

          (e) not reveal to any party, other than the Purchaser or its authorized representatives, any of the business procedures and practices followed by the Company or the Subsidiaries in the conduct of the Business except as permitted in this Agreement in respect of a Superior Proposal;

          (f) maintain in full force and effect all insurance currently maintained by the Company or the Subsidiaries;

          (g) keep the Premises and all of the Company's and the Subsidiaries' equipment and tangible personal property in good operating repair to current standards and perform all necessary repairs and maintenance consistent with past practice;

          (h) comply with all material provisions of any Company Agreement applicable to it as well as with all Applicable Laws, rules and regulations;

          (i) not dispose of any Assets except in the ordinary course of business;

          (j) not engage in any transactions in respect of the Business which involve the expenditure or commitment of more than $50,000 in the aggregate in any month without the prior written consent of the Purchaser;

          (k) continue to maintain all of the Company's and Subsidiaries' usual business books and records in accordance with past practices;

          (l) not amend the memorandum, articles or by-laws of the Company or any of the Subsidiaries;

          (m) not declare or make any dividend or other payment on or with respect to the Purchased Shares or any shares or partnership units (as the case may be) in the capital of the Subsidiaries, redeem or otherwise acquire any of its shares or units or issue any shares or units or any option, warrant or right relating thereto;

          (n)  not waive any material right or cancel any material claim;

          (o) not to pay any bonuses or additional compensation to Employees or increase the compensation or rate of compensation payable to any Employees except in the ordinary course of business consistent with past practice;

          (p) maintain the corporate existence of the Company and each of the Subsidiaries and not merge or consolidate the Company or any of the Subsidiaries with any other entity;

          (q) not place any additional Encumbrances on any of the Assets or the Owned Real Property other than in connection with purchase money financing of capital expenditures permitted under subsection 6.1(j) above or otherwise approved in writing by the Purchaser;

          (r) not borrow any money or become contingently liable for any obligation or liability of others and not incur any debt, liability or obligation of any nature to any party except for obligations arising in the ordinary course of business and except Debt incurred in the ordinary course of business up to the Effective Date, it being acknowledged and agreed that any Debt incurred after the Effective Date will require the consent of the Purchaser;

          (s) not engage in any extraordinary transactions or take any extraordinary action to accelerate collections of Accounts Receivable; and

          (t) make interest payments in connection with the Notes in the ordinary course of business consistent with past practice; provided, however, that the Company shall not make any interest payment or any other payments in connection with the Notes after the Effective Date.

     In addition, the Company agrees that between the Effective Date and the Closing Date: (i) the Company shall not and shall cause the Subsidiaries not to commit to or incur any cost, liability or expenditure in excess of $5,000 without the approval of the Purchaser, other than payment of remuneration to employees in the ordinary course of business at rates in effect on the Effective Date; and (ii) the Company and the Subsidiaries shall ensure that the amount of records requiring filing or refiling shall not exceed the level of such records as at the Effective Date.

     In order that the Purchaser may provide timely responses to requests by the Company and/or the Subsidiaries for the approval of any act to be taken or obligation to be incurred by the Company or the Subsidiaries that requires the approval of the Purchaser under this Section 6.1, the Purchaser hereby designates Sean Slade and Pierre Matteau with the authority to approve any such act or the incurring of any such obligation, and the approval of such act or the incurring of such obligation by either such individual shall be binding upon the Purchaser, and the Purchaser shall ensure that all such responses are provided in a timely manner to enable the Company and the Subsidiaries to carry on the Business in the normal course.

                                    ARTICLE 7
                        FURTHER COVENANTS AND AGREEMENTS

7.1 ACCESS TO INFORMATION. Until the Closing and subject to the provisions of the confidentiality agreement executed by Iron Mountain Records Management, Inc. and the Company dated June 20, 2000, the Company will give to the Purchaser and its agents full access to all of the Assets of the Company and the Subsidiaries and all of the Company's and Subsidiaries' documents, books and records relating to its current and past operations and to the Business, and shall permit the Purchaser and its agents to make copies thereof, and the Company shall permit the Purchaser to interview Employees during reasonable business hours and upon reasonable prior notice. As soon as possible after the request of the Purchaser, the Company will deliver letters addressed to any Governmental Body as may be reasonably requested by the Purchaser or its agents authorizing each such Governmental Body to release to the Purchaser such information and material presently in their files with respect to the Leased Premises, the Owned Real Property, the Assets or the Business together with advice as to any orders, directives, action, requests, memoranda or instructions presently outstanding against the Leased Premises, the Owned Real Property or the Assets or the Business or any part thereof. Without limiting the generality of the foregoing, upon the request of the Purchaser, the Company and the Subsidiaries shall, prior to Closing, provide the Purchaser or its agents access to the Company's and the Subsidiaries' books and records for the purpose of enabling the Purchaser (or its agents) to audit such books and records and prepare audited financial statements of the Company and the Subsidiaries if the Purchaser determines it requires such statements. The provision and review of such documentation and the investigations made by or on behalf of the Purchaser shall not limit, waiver, diminish the scope of, or otherwise affect in any way the representations and warranties made by the Vendor or Vendorco herein.

7.2 TERMINATION OR PERMANENT REMOVAL CHARGES. The Company and the Subsidiaries shall not invoice or request payment of any amounts from customers or former customers of the Company or its Subsidiaries, including, without limitation, Customer Nos. 313, 104 and 252 identified in Schedule 4.1(19A) (the "IMRM CUSTOMERS"), relating to or in respect of termination or permanent removal charges for the transfer of such customers' or former customers' records to the Purchaser or an Affiliate of the Purchaser. The Company represents and warrants to the Purchaser that the Company and the Subsidiaries have not invoiced or requested payment of any amounts from the IMRM Customers relating to such matters prior to the date hereof.

7.3 COOPERATION. The Vendor, Vendorco and the Purchaser agree to execute and deliver all other instruments and take all such other actions as either party may reasonably request from time to time, before or after Closing and without payment of further consideration, to effectuate the transactions provided herein and to confer to Purchaser the benefits intended by such transactions. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

7.4 NOTICE OF BREACH OR DEFAULT. The Vendor and the Company shall make reasonable efforts to give prompt notice to the Purchaser, and the Purchaser shall make reasonable efforts to give prompt notice to the Vendor and the Company, of (i) the occurrence or non-occurrence of any event of which such party has knowledge, whose occurrence or non-occurrence does or would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or (ii) any failure, of which such party has knowledge, of any of the Company, Vendorco or the Vendor, on the one hand, or the Purchaser, on the other hand, or any officer, director, employee or agent of any of the foregoing, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.5 CONSENTS TO CHANGE OF CONTROL. The Company shall use its best efforts to obtain all third party or governmental consents required (i) by virtue of a change of control of the Company pursuant to any Company Agreement; or (ii) to consummate the Transactions.

7.6 ESCROW AGREEMENT. At Closing, the Purchaser, Vendorco and the Vendor shall enter into the Escrow Agreement in the form of Exhibit 7.6.

7.7 CONFIDENTIALITY.

     (a) The Vendor acknowledges that it may have had access to confidential and proprietary information and trade secrets, including without limitation financial information and information relating to the present and contemplated products, techniques and modes of merchandising, marketing techniques, procedures and know-how of the Company and confidential information and trade secrets concerning the customers and clients of the Company, including their names, addresses, historical product or service purchases and specifications, the disclosure of any of which confidential and proprietary information and trade secrets to competitors of the Company or to the general public would be detrimental to the best interests of the Company. The Vendor acknowledges and agrees with the Purchaser that the right to maintain the confidentiality of such confidential and proprietary information and trade secrets, and the right to preserve the goodwill of the Company, constitute proprietary rights which the Purchaser is entitled to protect. Accordingly, the Vendor covenants and agrees with the Purchaser that it will not at any time hereafter disclose any of such confidential and proprietary information (other than information which is in the public domain at the time of such disclosure or information which subsequently comes into the public domain without breach of the Vendor of its obligations hereunder) or trade secrets to any Person.

     (b) Between the date hereof and the Closing and thereafter if the Transaction is not completed for any reason, the Purchaser shall be bound by the provisions of the confidentiality agreement executed by IMRM and the Company dated June 20, 2000 as if it were a party thereto.

7.8 EXCLUSIVE DEALING.

     (a) Except as hereinafter permitted, neither the Vendor nor the Company shall, directly or indirectly, through any Trustee, officer, director, employee, representative or agent or any of their respective
          Affiliates:

          (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or entering into any form of agreement, transaction or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal;

          (ii) participate in any discussions or negotiations regarding any Acquisition Proposal;

          (iii) withdraw or modify in a manner adverse to the Purchaser the approval of the Trustees of the Transactions or the Trustees' recommendation that Unitholders vote in favour of the Unitholder Resolution;

          (iv) approve or recommend any Acquisition Proposal; or

          (v)  enter into any agreement related to any Acquisition Proposal;

          provided, however, that, prior to receipt of approval of the Unitholders of the Transactions, nothing shall prevent the Trustees from considering and taking any action otherwise prohibited under clauses (ii) through (v) in accordance with Sections 7.8 and 7.9 which the Trustees determine, in good faith, after consultation with their independent financial advisors and outside counsel, is necessary for them to fulfill their fiduciary duties in respect of any unsolicited BONA FIDE written Acquisition Proposal with respect to the Vendor or the Company that is a proposal to acquire, directly or indirectly, assets representing more than 50% of the book value of the Vendor's or the Company's assets or more than 50% of the Vendor's outstanding trust units or 50% of the Company's outstanding shares and Notes, whether by way of merger, amalgamation, reorganization, consolidation, arrangement, business combination, recapitalization, take-over bid, sale of assets, sale or issue of shares or trust units or otherwise, that the Trustees shall have determined, in good faith, after consultation with their independent financial advisors and outside counsel, is reasonably capable of being completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal and the party making such proposal, and offers greater value to the Unitholders than the Transactions (and the Vendor's independent financial advisors opine in writing that such Acquisition Proposal is superior from a financial point of view) (any such Acquisition Proposal being referred to herein as a "SUPERIOR PROPOSAL").

     (b) The Vendor and the Company shall immediately notify the Purchaser, at first orally and then in writing, of all Acquisition Proposals of which the Trustees or the Company are or become aware, or any amendments to the foregoing, or any request of which the Vendor or the Company are or become aware for non-public information relating to the Vendor, the Company or FACS Management or any of their respective Affiliates in connection with an Acquisition Proposal or for access to the properties, books or records of the Vendor, the Company or FACS Management, by any Person that informs the Vendor, the Company or FACS Management that such Person is considering making, or has made, an Acquisition Proposal. Such notice shall include a description to the extent then known of the material terms and conditions of the Acquisition Proposal (and the Vendor and the

          Company shall in a timely manner advise the Purchaser of all other material terms of the Acquisition Proposal as they become known) and the identity of the Person making such proposal, inquiry or contact and the Vendor and the Company shall provide such other details of the Acquisition Proposal, inquiry or contact as the Purchaser may reasonably request.

     (c) The Vendor and the Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted before the date of this Agreement with respect to an Acquisition Proposal. Neither the Vendor nor the Company shall release any third party from or waive any provision of, any confidentiality or standstill agreement to which it is a party with respect to their respective businesses, the Company or the Business.

     (d) If the Vendor or the Company receives a request for non-public information from a Person who proposes a BONA FIDE Acquisition Proposal in respect of the Vendor or the Company (the existence and content of which have been disclosed to the Purchaser), and the Trustees determine that such proposal would be a Superior Proposal pursuant to subsection 7.8(a) then, and only in such case, the Trustees may, subject to the execution by such Person of a confidentiality agreement (no less onerous to such Person than the Purchaser's obligations to the Vendor and the Company in that regard), provide such Person with access to non-public information regarding the Vendor or the Company. The Vendor shall send a copy of any such confidentiality agreement to the Purchaser immediately upon its execution and shall provide the Purchaser with a list of or copies of the information provided to such Person and immediately provide the Purchaser with access to similar information to which such Person was provided.

     (e) Each of the Vendor and the Company shall ensure that its Trustees, officers, directors, employees, representatives and agents and any Affiliates of the Vendor and the Company and their respective officers, directors and employees, representatives and agents are aware of the provisions of this Section 7.8, and it shall be responsible for any breach of this Section 7.8 by any of the foregoing.

7.9 NOTICE BY THE VENDOR OF SUPERIOR PROPOSAL DETERMINATION.

     (a) During the term of this Agreement, neither the Vendor nor the Company shall accept, approve, recommend or enter into any agreement relating to an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 7.8) on the basis that it would constitute a Superior Proposal unless:

          (i) it has provided the Purchaser with a copy of the Acquisition Proposal document which the Trustees have determined would be a Superior Proposal;

          (ii) five (5) Business Days shall have elapsed from the date the Purchaser received a copy of the Acquisition Proposal; and

          (iii) it has previously or concurrently with entering into such agreement will have paid to the Purchaser the break fee payable under Section 7.15.

     (b) During the five (5) Business Day period referred to in subsection 7.9(a) above, the Vendor acknowledges that the Purchaser shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement, which amendment, for greater certainty, may contemplate, in the Purchaser's discretion, a revised offer to purchase the Purchased Shares and the Notes, or an offer to purchase trust units of the Vendor or assets of the Company or such other transaction as the Purchaser, in its discretion, may determine. The Trustees will review any offer by the Purchaser to amend the terms of this Agreement in good faith in order to determine, in their discretion, in the proper exercise of their fiduciary duties, whether the Purchaser's offer to amend the terms of this Agreement upon acceptance by the Vendor would result in the Acquisition Proposal not being a Superior Proposal. If the Trustees determine that the Purchaser's offer to amend this Agreement would result in the Acquisition Proposal not being a Superior Proposal, the Vendor and the Purchaser will enter into an amended agreement with the Purchaser reflecting the Purchaser's amended proposal. If the Trustees continue to believe, in good faith and after consultation with their independent financial advisors and independent outside counsel, that the Acquisition Proposal is nonetheless a Superior Proposal and therefore reject the Purchaser's amended proposal, the Vendor shall pay the break fee to the Purchaser under Section 7.15 as required thereunder.

     (c) The Vendor shall promptly reaffirm its recommendation of the Transactions by press release and at the Purchaser's option, by supplementary mailing to Unitholders, after:

          (i) any Acquisition Proposal (which is determined by the Trustees under Section 7.8 or 7.9 not to be a Superior Proposal) is publicly announced or made; or

          (ii) the Purchaser increases (by written notice to the Vendor pursuant to this Section 7.9), the consideration offered under this Agreement in an amount or manner that the Trustees determine, in accordance with this Section 7.9, matches or betters an Acquisition Proposal that the Trustees had initially determined was a Superior Proposal;

any such press release shall be prepared in accordance with Section 13.3. The Vendor also acknowledges and agrees that each successive modification of any Acquisition Proposal which increases the consideration or otherwise materially alters the terms thereof shall constitute a new Acquisition Proposal for purposes of this Section 7.9.

7.10 RECOMMENDATION. The Vendor and the Company shall, and shall where appropriate cause their respective Affiliates to, perform all obligations required or desirable to be performed by the Vendor and the Company and their respective Affiliates under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Transactions and, without limiting the generality of the foregoing, the Vendor or the Company, as appropriate in the circumstances shall, except as provided in Sections 7.8 and 7.9:

          (a) through the Trustees, recommend in the Circular and at the Unitholder Meeting that Unitholders vote in favour of the Unitholder Resolution, and all public comment by the Vendor and the Company in relation to the Transactions shall be consistent with and supportive of such recommendation; neither the Vendor nor the Trustees shall recommend to Unitholders an Acquisition Proposal and if an Acquisition Proposal shall have been announced or otherwise become publicly known, the Trustees shall (A) recommend against acceptance of such by the Unitholders (and shall not fail to take a position or indicate their inability to take a position) and (B) reconfirm their approval and recommendation of the Transactions and their recommendation that Unitholders vote in favour of the Unitholder Resolution within five (5) Business Days of the first announcement or other public knowledge of such an Acquisition Proposal;

          (b) not withdraw the recommendation that Unitholders vote in favour of the Unitholder Resolution or change, modify or amend, in a manner adverse to the completion of the Transactions by the Purchaser, such recommendation;

          (c) use all reasonable efforts to cause the Trustees and officers of the Vendor and the officers and directors of the Company and FACS Management to (i) support the Transactions, (ii) not dispose of any trust units held by them before the Unitholder Resolution has been approved by Unitholders or this Agreement is terminated in accordance with its terms, whichever occurs first, and (iii) vote the trust units held by them at the Unitholder Meeting in favour of the Unitholder Resolution; and

          (d) make all commercially reasonable efforts to actively solicit proxies from the Unitholders on behalf of management of the Vendor pursuant to the Circular (and in accordance with the Applicable Law).

7.11 UNITHOLDER APPROVAL. The Vendor shall as soon as reasonably practicable after the execution and delivery of this Agreement and in any event on or before December 22, 2000, convene and hold the Unitholder Meeting for the purpose of considering the Unitholder Resolution (and for any other proper purpose as may be set out in the notice for such meeting).

7.12 INFORMATION CIRCULAR. The Vendor shall prepare the Circular together with any other documents required by applicable securities laws, regulations, orders and policy statements and other Applicable Laws in connection with the Transactions, and the Vendor shall cause the Circular and other documentation required in connection with the Unitholder Meeting to be sent, in a form consented to by the Purchaser, acting reasonably, to each Unitholder and filed as required by Applicable Laws within 10 days of the date of this Agreement. The Purchaser will provide the Vendor with such information regarding the Purchaser and IMRM as the Vendor may reasonably require to enable the Vendor to include in the Circular such information in respect of the Purchaser and IMRM as may be required by applicable securities laws, regulations, orders and policy statements and other Applicable Laws.

7.13 SECURITIES AND CORPORATE COMPLIANCE. The Vendor shall diligently do all such acts and things as may be necessary to comply with National Policy Statement No. 41 of the Canadian Securities Administrators in relation to the Unitholder Meeting on an accelerated basis as contemplated in Section 1 of Part XII thereof and, without limiting the generality of the foregoing, shall, in consultation with the Purchaser, use its best efforts to accelerate the timing contemplated by such policy.

7.14 PREPARATION OF FILINGS. The Vendor shall ensure that the Circular complies with all Applicable Laws. Without limiting the generality of the foregoing, the Vendor shall ensure that the Circular provides Unitholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Unitholder Meeting.

7.15 BREAK FEE.

     (a)  If, on or before the Closing Date:

          (i) the Purchaser shall terminate this Agreement pursuant to subsection 12.1(b) (provided that if the Purchaser shall terminate this Agreement pursuant to subsection 12.1(b)(ii) such breach of a covenant shall have been with respect to a failure by the Vendor, Vendorco or the Company to perform such covenant in a material respect or the Vendor shall have been aware of an Acquisition Proposal at the time of such termination) and (x) an Acquisition Proposal shall have been made or publicly announced by any Person before the Unitholder Meeting and not withdrawn at least five (5) Business Days before the date of the Unitholder Meeting or (y) the Vendor, the Company or any of their Affiliates enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, after the date hereof and prior to the expiration of twelve months following the termination of this Agreement, unless at the time of such termination a Specified Purchaser Event shall have occurred and is continuing;

          (ii) (A) the Purchaser shall terminate this Agreement pursuant to subsection 12.1(e)(i) and (x) an Acquisition Proposal shall have been made or publicly announced by any Person before the Unitholder Meeting and not withdrawn at least five (5) Business Days before the date of the Unitholder Meeting or (y) the Vendor, the Company or any of their Affiliates enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, after the date hereof and prior to the expiration of twelve months following the termination of this Agreement, or (B) if the Purchaser shall terminate this Agreement pursuant to subsections 12.1(e)(ii) or (iii), unless at the time of such failure to recommend or reconfirm, withdrawal or adverse recommendation or change or recommendation of an Acquisition Proposal, or determination, a Specified Purchaser Event shall have occurred and is continuing;

          (iii) the Vendor shall terminate this Agreement pursuant to subsection 12.1(f), unless at the time of such termination a Specified Purchaser Event shall have occurred and is continuing;

          (iv) either the Vendor or the Purchaser shall terminate this Agreement pursuant to subsection 12.1(g), unless at the time of such termination a Specified Purchaser Event shall have occurred and is continuing, and (x) an Acquisition Proposal shall have been made or publicly announced by any Person before the Unitholder Meeting and not withdrawn at least five (5) Business Days before the date of the Unitholder Meeting and (y) the Vendor or the Company or any of their Affiliates enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, after the date hereof and prior to the expiration of twelve (12) months following the termination of this Agreement; or

          (v) the Purchaser shall terminate this Agreement pursuant to subsection 12.1(j), unless at the time of such termination a Specified Purchaser Event shall have occurred and is continuing;

then in any such case the Company shall pay, as liquidated damages, to the Purchaser $2,000,000 in immediately available funds to an account designated by the Purchaser. Such payment shall be due (A) in the case of a termination by the Purchaser specified in clauses (i), (ii), (iv) or (v) above, within five (5) Business Days of written notice of termination by the Purchaser, and (B) in the case of a termination by the Vendor specified in clause (iii) or a termination by the Vendor specified in clause (iv), prior to or at the time of termination of this Agreement (provided that if any payment under clauses (i), (ii) or (iv) is not otherwise payable unless the circumstances described in subclauses
(i)(y), (ii)(y) or (iv)(y) shall have occurred, then such payment shall be due at or prior to the earlier of the entering into of the agreement and the consummation of the transaction referred to therein).

     (b) If (i) the Purchaser terminates this Agreement pursuant to subsection 12.1(e)(i), (ii) an Acquisition Proposal shall not have been made or publicly announced before the Unitholder Meeting, or if an Acquisition Proposal shall have been made or publicly announced before the Unitholder Meeting it shall have been withdrawn before the Unitholder Meeting and (iii) the Unitholders shall have failed to approve the Unitholder Resolution at the Unitholder Meeting, then the Company shall pay to the Purchaser $500,000.00 as liquidated damages in immediately available funds to an account designated by the Purchaser, payable within two (2) Business Days of such termination.

     (c) The parties agree that the payments contained in this Section 7.15 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. For greater certainty, the parties agree that if the Company pays to the Purchaser the amounts required by, and in accordance with, Section 7.15, the Purchaser shall have no other remedy for any breach of this Agreement by the Vendor, Vendorco or the Company. Any payment due under subsection 7.15(a) or 7.15(b) shall be reduced dollar-for-dollar by any payment previously made under subsection 7.15(b) or Section 12.4.

7.16 INVESTMENT CANADA NOTIFICATION. Within 30 days following the Closing Date, the Purchaser shall file a notification with Industry Canada pursuant to the requirements of the INVESTMENT CANADA ACT.

7.17 SUPPORT AGREEMENT. The Purchaser's obligations under this Agreement are subject to the execution and delivery of the Support Agreement.

7.18 PURCHASE OF STUART HUNTER'S INTEREST IN FACS RECORDS LIMITED PARTNERSHIP. On or prior to Closing, the Company shall purchase Stuart Hunter's interest in FACS Records Limited Partnership for a purchase price of US$400,000 on condition that Stuart Hunter has no recourse whatsoever against the Company or any Subsidiaries in respect of his interest in FACS Records Limited Partnership. The Company shall provide the Purchaser with copies of all agreements and documents delivered or to be delivered in connection with this purchase from Stuart Hunter. At Closing, the Purchaser shall provide funds to the Company (either by way of loan, equity or otherwise) sufficient to purchase Stuart Hunter's interest in FACS Records Limited Partnership as contemplated by this Section 7.18.

7.19 CHANGE OF NAME. The Vendor shall, within ninety (90) days following Closing dissolve or change its name to delete any reference to "FACS Records Storage".

7.20 ACTIONS TO SATISFY CLOSING CONDITIONS. Each of the parties hereto hereby agrees to take all such actions as are within its power and control, and to use its reasonable efforts to cause other actions to be taken which are not within its power and control, so as to ensure compliance with any conditions set forth in Articles 9 and 10 hereof which are for the benefit of any other party hereto.

                                    ARTICLE 8
                          INDEMNIFICATION AND COVENANTS

8.1 GENERAL INDEMNITY BY COMPANY AND VENDORCO. Subject to the limitations on liability and on recourse in respect thereof contained in this Article 8, in the event that the Transactions are not completed the Company shall, and in the event that the Transactions are completed Vendorco shall, indemnify and save harmless the Purchaser and IMRM and their respective directors, officers, agents and employees from and against any and all claims, actions, suits, losses, costs, damages, expenses and liabilities, including, without limitation, reasonable legal fees, which any of them may directly or indirectly suffer or incur as a result of or in connection with:

     (a) any breach of, incorrectness or misrepresentation in, any representation or warranty made by the Vendor or Vendorco in this Agreement or under any other agreement or instrument executed or delivered by the Vendor or Vendorco pursuant to this Agreement;

     (b) any breach of or non-fulfilment by the Vendor, Vendorco or the Company of any covenant or agreement of the Vendor, Vendorco or the Company contained in this Agreement or under any other agreement or instrument executed and delivered by the Vendor, Vendorco or the Company pursuant to this Agreement; and

     (c) any and all acts, suits, proceedings, demands, assessments, judgments, legal fees, costs and expenses incident to any of the foregoing.

8.2 INDEMNITY BY THE VENDOR. The Vendor agrees: (i) to vote and take such other action as appropriate or necessary with respect to the Purchased Shares and/or the Notes and the Vendor's ownership thereof to facilitate, cause or permit, as the case may be, the Company to comply with all of its obligations under this Agreement and to cause the business and affairs of the Company to be carried on in a manner contemplated by this Agreement; (ii) not to acquiesce in, or take any action as the owner of the Purchased Shares and/or the Notes which would cause or permit, the Company to default in observing any of its obligations under this Agreement. and (iii) subject to the limitations on its liability and on recourse in respect thereof as set forth in this Article 8, to be liable for and to indemnify and save harmless the Purchaser from all claims, actions, suits, losses, costs, damages, expenses and liabilities, including, without limitation, reasonable legal fees, which it may suffer or incur as a result of or in connection with, any breach of, or incorrectness or misrepresentation in, any representation or warranty made by the Vendor in this Agreement or any Purchase Document or any breach of or non-fulfillment by the Vendor of any covenant or agreement of the Vendor contained in this Agreement or any Purchase Document.

8.3 GENERAL INDEMNITY BY THE PURCHASER. Subject to the limitations on its liability and on recourse in respect thereof contained in this Article 8, the Purchaser agrees to indemnify and save harmless the Vendor and its Trustees and the Company and its directors, officers and employees from and against all claims, actions, suits, losses, costs, damages, expenses and liabilities including, without limitation, reasonable legal fees, which any of them may directly or indirectly suffer or incur as a result of or in connection with:

     (a) any breach of, incorrectness or misrepresentation in any representation or warranty made by the Purchaser or IMRM in this Agreement or under any other agreement or instrument executed or delivered by the Purchaser or IMRM pursuant to this Agreement;

     (b) any breach of or non-fulfilment of any covenant or agreement of the Purchaser or IMRM contained in this Agreement or under any other agreement or instrument executed and delivered by the Purchaser or IMRM pursuant to this Agreement; and

     (c) any and all acts, suits, proceedings, demands, assessments, judgments, legal fees, costs and expenses incident to any of the foregoing.

8.4 REPRESENTATION AND WARRANTY INSURANCE. The Purchaser shall: (i) arrange for insurance to cover losses that may be incurred by the Purchaser arising from the breach of the Vendorco's representations and warranties contained in this Agreement; and (ii) comply with or satisfy or cause to be satisfied all conditions for such insurance that are within its power and control to satisfy or cause to be satisfied. The insurance arranged by the Purchaser involves an insurance policy insuring Vendorco and Vendorco has (i) signed the application and will sign such other documents as may reasonably be required for the Purchaser to obtain such insurance policy (the "POLICY") and which are not inconsistent with the terms of this Agreement,
(ii) assign all of its rights and benefits under the Policy to and for the benefit of the Purchaser pursuant to agreements and documents as reasonably required by the insurance company, and (iii) comply with or satisfy or cause to be satisfied all conditions for such insurance that are within its power and control to satisfy or cause to be satisfied, provided that, upon completion of the Transactions, in no event shall the Vendor (or any of the Trustees) have any obligation or liability to any party hereto or to the insurer(s) in respect of or pursuant to the Policy including, without limitation, any direct or indirect liability to the Purchaser, IMRM or the Company (except as contemplated in Article 8 hereof) or to the insurer(s) as a result of any untruth, inaccuracy or breach of any of the representations and warranties herein ("BREACH") and no obligation to make or otherwise be party to any claim in respect of any Breach or the Policy in respect thereof. The Purchaser, IMRM and the Company acknowledge and agree that they will have no claim, and will not bring or make any claim, against the Vendor (or the Trustees thereof) in respect of the Policy or any Breach on the part of the Vendor or Vendorco in this Agreement. The Company shall pay up to $150,000 of the cost of obtaining the Policy and such amount shall be deducted from the Share Purchase Price in accordance with subsection 3.3(b)(iv). The Purchaser shall pay for all such costs in excess of $150,000.

8.5 LIMITATIONS ON INDEMNITIES.

     (a) Each Party hereby acknowledges and agrees that its only recourse in respect of this Agreement shall be pursuant to and subject to the provisions set forth in this Agreement.

     (b) The only recourse of the Purchaser and IMRM in respect of the representations, warranties, covenants or agreements contained herein or in the Purchase Documents or otherwise in respect of this Agreement against any and all of the Vendor, Vendorco the Unitholders and the Trustees (collectively, the "VENDOR GROUP") and the only liabilities or obligations of any and all of the Vendor Group shall be as set forth in this Article 8.

     (c) The only recourse of the Company, Vendorco and the Vendor in respect of the representations, warranties, covenants or agreements contained herein or in the Purchase Documents or otherwise in respect of this Agreement against the Purchaser and IMRM (collectively, the "PURCHASER GROUP") and the only liabilities or obligations of any and all of the Purchaser Group shall be as set forth in this Article 8.

     (d) In the event that the Transactions are completed, the sole recourse of the Purchaser Group (and any member thereof) and the Company and any and all claims made by the Purchaser Group (or any member thereof) or the Company against the Vendor Group (or any member thereof) in respect of any matter whatsoever arising in respect of or in connection with this Agreement or the

          Transactions, including pursuant to the indemnities provided in Sections 8.1 and 8.2, shall be as permitted and limited pursuant to their entitlement under the insurance referred to in Section 8.4, and regardless of the extent of such insurance and any deficiency therein, none of the Purchaser Group (or any member thereof) and the Company shall make any further or other claim against any of the Vendor Group (or any member thereof) in respect of or as a result of any matter arising out of or in connection with this Agreement or the Transactions, including by way of subrogation, tort, contract or otherwise, and none of the Vendor Group (or any member thereof) shall be responsible for or have any other obligation or liability in connection with any such matter.

     (e) In the event that the Transactions are completed, the Vendor Group (and any member thereof) shall have no recourse whatsoever and shall not be entitled to make any claims against any of the Purchaser Group (or any member thereof) or the Company in respect of any matter whatsoever arising in respect of or in connection with this Agreement or the Transactions, including pursuant to the indemnities provided in
          Section 8.3 and including by way of tort, contract or otherwise, and none of the Purchaser Group (or any member thereof) or the Company shall be responsible for or have any other obligation or liability in connection with any such matter.

     (f) In the event that the Transactions are not completed, the sole recourse of the Purchaser Group (and any member thereof) against the Vendor Group (and any member thereof) or the Company in respect of any matter howsoever arising in respect of this Agreement shall be to receive payment of the amount to which they are entitled as provided in Section 7.15 or Section 12.4.

     (g) In the event that the Transactions are not completed, the sole recourse of the Company and the Vendor Group (and any member thereof) against the Purchaser Group (and any member thereof) in respect of any matter howsoever arising in respect of this Agreement shall be to receive payment of the amount to which they are entitled as provided in Section 12.3.

     (h)  In the event that the Transactions are completed, nothing in this
          Section 8.5 is intended to or shall operate so as to limit or preclude the obligations of the parties hereto to complete the payments and adjustments as provided for in Article 3 of this Agreement and the Escrow Agreement.

     (i) No director, officer or shareholder of Vendorco in his capacity as a director, officer or shareholder of Vendorco, shall have any personal liability whatsoever to the Vendor, the Purchaser Group (or any member thereof), the Company or any Subsidiary under this Agreement or any Purchase Document or the application for the Policy referred to in
          Section 8.4 of this Agreement.

8.6 PERFORMANCE BY PURCHASER. IMRM shall cause the Purchaser to perform its obligations under the terms of this Agreement and in addition to the provisions for indemnification set out elsewhere in this Agreement, IMRM agrees, jointly and severally, with the Purchaser, to indemnify and save harmless the Vendor from and against all claims, actions, suits, losses, costs, damages, expenses and liabilities (including reasonable legal fees) for which the Purchaser has agreed to indemnify the Vendor pursuant to this Agreement. IMRM agrees that in the event of a breach of any representation, warranty, covenant or agreement of the Purchaser contained herein, IMRM shall be liable to the Vendor for such breach as though it were the primary obligor with respect to any such representation, warranty, covenant or agreement.

8.7 LIABILITY OF TRUSTEES AND UNITHOLDERS. The parties hereto acknowledge that the Trustees are entering into this Agreement solely in their capacity as trustees on behalf of the Vendor and the obligations of the Trustees hereunder and under the Purchase Documents shall not be personally binding upon the Trustees or any of the Unitholders and that any recourse against the Vendor, the Trustees or any Unitholders in any matter in respect of any indebtedness, obligation or liability of the Vendor arising under or in connection therewith or from the matters to which this Agreement relates, if any, including without limitation, claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the Vendor's property and assets. Notwithstanding any other provision hereof or the nature of any claim which may be advanced by any party hereto arising in connection with this Agreement, including the Purchase Documents, the liability and obligations of and recourse against any of the Trustees or the Unitholders is limited as provided in this
Section 8.7.

8.8 DISTRIBUTION OF SALE PROCEEDS BY THE VENDOR. The Purchaser and IMRM acknowledge that, upon completion of the Transactions, the Vendor intends to terminate, wind-up its affairs and distribute the sale proceeds in their entirety to the Unitholders and the Purchaser and IMRM agree not to take any action to prevent, restrain, enjoin or interfere with any such distribution to the Unitholders.

                                   ARTICLE 9
                      CONDITIONS IN FAVOUR OF THE PURCHASER

     The obligations of the Purchaser to purchase the Purchased Shares and the Notes as contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which the Purchaser may waive:

9.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Vendor and Vendorco set forth in this Agreement and any Schedule or Exhibit hereto must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects on and as of the Closing Date as if made on and as of the Closing Date, provided that each of the representations and warranties of the Vendor and Vendorco in subsections 4.1(2), 4.1(3), 4.1(4), 4.1(7), 4.1(8), 4.1(9), 4.1(10), 4.1(15)(a), 4.1(15)(b),
4.1(15)(c), 4.1(15)(d), 4.1(15)(m), 4.1(15)(n), 4.1(15)(o), 4.1(16)(a), 4.1(26),
4.1(42), 4.2 and 4.3 and each of the representations and warranties that contain a materiality qualification within its terms must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects on and as of the Closing Date as if made on and as of the Closing Date except:
(i) insofar as such representations and warranties are given as of a particular date or for a particular period and relate solely to such date or period; and
(ii) to the extent any of such representations and warranties have been waived by the Purchaser in writing or are cured as contemplated by subsection 12.1(b).

9.2 COMPLIANCE WITH AGREEMENT. The Vendor, Vendorco and the Company shall have:
(i) performed and satisfied all of the covenants and conditions as required by this Agreement to be performed or satisfied by the Vendor, Vendorco and the Company at or prior to the Closing or shall be ready, willing and able to do so (subject only to the prior or concurrent, as applicable, satisfaction of the conditions required to be satisfied by the Purchaser in Section 11.3 of this Agreement), and (ii) taken all necessary and appropriate action to enable it to duly perform its obligations hereunder and the transactions contemplated hereby.

9.3 GOOD TITLE. The Vendor shall have transferred to Vendorco the legal, beneficial and registered title to the Purchased Shares and the Notes, free and clear of any and all Encumbrances. Vendorco shall have good and marketable title to the Purchased Shares and the Notes free and clear of any and all Encumbrances and shall be the registered and beneficial owner of the Purchased Shares and Notes. Vendorco shall transfer the legal, beneficial and registered title to the Purchased Shares and the Notes to the Purchaser, free and clear of any and all Encumbrances. The Company and the Subsidiaries shall have good and marketable title to the Assets and the Owned Real Property free and clear of all Encumbrances except for Permitted Encumbrances.

9.4 STATUS OF THE VENDOR AND VENDORCO. Each of the Vendor and Vendorco shall have delivered to the Purchaser a statutory declaration stating that it is at the Closing Date a resident of Canada within the meaning of the INCOME TAX ACT (Canada).

9.5 UNITHOLDER APPROVAL. The Unitholder Resolution shall have been approved at the Unitholder Meeting by the requisite number of votes cast by the Unitholders present in person or represented by proxy at the Unitholder Meeting to approve the Transactions.

9.6 TERMINATION OF CONTRACTUAL ARRANGEMENTS WITH FACS MANAGEMENT. The management agreement between the Company and FACS Management dated March 26, 1997, the corporate governance agreement between the Company, the Vendor and FACS Management dated March 26, 1997, and all other contractual arrangements between the Company and FACS Management shall be terminated on or before Closing without cost or liability to the Purchaser or the Company and the Vendor on the one hand and the Company on the other hand shall have delivered a mutual full release of any claims, actions, demands, suits, causes of action or debts whatsoever against each other with respect to or in connection with such agreements.

9.7 CANCELLATION OF MANAGEMENT OPTION. The Management Option shall not have been exercised and shall have been cancelled on or prior to Closing without cost or liability to the Purchaser or the Company.

9.8 NO ACTIONS, ETC. No litigation, governmental action or other proceedings involving or potentially involving a liability, obligation or loss on the part of the Company or any of the Subsidiaries, or which by reason of the nature of the relief sought might have an adverse effect on the Business, the Owned Real Property, the Purchased Shares or the Notes, shall be threatened or commenced against the Company, the Subsidiaries, Vendorco or the

Vendor, and no litigation, governmental action or other proceeding shall be threatened or commenced against any Person with respect to the consummation of the Transactions or which would affect the right of the Purchaser to own the Purchased Shares or the Notes or the Company and the Subsidiaries to own any of the Assets or the Company and the Subsidiaries to operate the Business.

9.9 OPINION OF VENDOR'S, VENDORCO'S AND COMPANY'S COUNSEL. The Purchaser shall have received an opinion from the Vendor's, Vendorco's and the Company's Counsel, dated as of the Closing Date, in substantially form attached as Exhibit 11.2(i).

9.10 ESCROW AGREEMENT. The Purchaser shall have received the Escrow Agreement duly executed by the Vendor and Vendorco in substantially the form attached as
Exhibit 7.9.

9.11 NO MATERIAL ADVERSE CHANGE. During the period from the date hereof until the Closing Date there shall have been no:

     (a) Material Adverse Change in the business, assets, prospects, results of operations (including operating cash flows), or financial condition of the Business or the Company; or

     (b) damage to any Assets or any part thereof (other than Assets which are covered by insurance at full replacement value excluding the deductible portion thereof and which have no impact on the revenues or prospects of the Company (on a consolidated basis) or the Company's ability to generate revenue) which in the opinion of the Purchaser is material, provided that the Share Purchase Price shall be reduced by the amount of any deductible portion of any insurance.

9.12 CONSENTS AND AUTHORIZATIONS. There shall have been obtained:

     (a) all Governmental Authorizations, exemptions and certificates from all appropriate Governmental Bodies as are required by the Vendor, Vendorco the Company or the Subsidiaries to permit the transactions contemplated herein;

     (b) confirmation from the bankers to the Company and its Subsidiaries and the lessors under the Capitalized Leases (including the holder of the Mortgage) to the effect that, to the knowledge of the party giving such confirmation, the Company and the Subsidiaries are not in default thereunder (except that consent may be required in connection with the change of control of the Company);

     (c) all consents required under any Company Agreements (other than consent from HSBC Bank Canada in respect of the Company's operating bank loan), by virtue of the transactions contemplated by this Agreement, including the Capitalized Leases; and

     (d) all consents required from landlords where a Lease requires consent to the change of control of the Company or the Subsidiaries.

9.13 AUTHORIZATION. At or before the Closing, the Vendor, Vendorco and the Company shall take or cause to be taken all necessary or desirable actions, steps and proceedings, as appropriate, to (i) approve or authorize the sale and transfer of the Purchased Shares and the Notes to Vendorco and by Vendorco to the Purchaser and the execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby and the transactions contemplated herein and therein, and (ii) permit the Purchased Shares to be validly transferred to, and duly registered in the name of, Vendorco and to the Purchaser and the Notes to be validly assigned to Vendorco and to the Purchaser.

9.14 RESIGNATIONS AND RELEASES.

     (a) There shall have been delivered to the Purchaser and the Company resignations and releases from each of the directors and officers of the Company and the Subsidiaries (other than Robert Wiens), in a form satisfactory to the Purchaser's Counsel (which release shall in the case of David Mindell be in the form attached as Exhibit 4.5(C) to the Support Agreement), to the effect that such Person resigns his/her office as director and/or officer of the Company and each of the Subsidiaries and releases all of his/her claims, actions, liabilities, demands, suits, causes of action and debts whatsoever against the Company and the Subsidiaries for or by reason of any cause, matter or thing existing up to and including the Closing Date or relating to any cause, matter or thing on or prior thereto, whether as an officer, director, shareholder, employee or otherwise, without, however, releasing any current right of indemnification of any such director by the Company or the Subsidiaries.

     (b) There shall have been delivered to the Purchaser and the Company a release from FACS Management, Western Corporate Enterprises Inc. and William H. Levine, in the respective form attached as an exhibit to the Support Agreement, to the effect that such Person releases the Company and the Subsidiaries from all claims, actions, liabilities, demands, suits, causes of action and debts whatsoever against the Company and the Subsidiaries for or by reason of any cause, matter or thing existing up to and including the Closing Date.

     (c) There shall have been delivered to the Purchaser resignations and releases from each of the management employees listed on Schedule 4.1(26) (other than Robert Wiens), in a form satisfactory to the Purchaser's Counsel, to the effect that such Person releases all of his or her claims, actions, liabilities, demands, suits, causes of action and debts whatsoever against the Company and the Subsidiaries for or by reason of any cause, matter or thing existing up to and including the Closing Date or relating to any cause, matter or thing on or prior thereto, including, without limitation, under the Management Severance Obligations, whether as an officer, director, shareholder, employee or otherwise, but without affecting any rights or benefits to which any such management employee may be entitled as at the Closing Date under any policy of insurance maintained by the Company or any Subsidiary for the benefit of such management employee, but only to the extent the Company and the Subsidiaries have no liability in respect of such rights or benefits, upon payment by the Company to such management employees of the termination and severance payments required pursuant to their respective severance agreements with the Company, which severance payment amounts shall be set out in such releases and included in calculating the Management Severance Obligations.

     (d) There shall have been delivered to the Purchaser and the Company, a resignation in a form satisfactory to the Purchaser's Counsel from Robert Wiens in his capacity as a director, officer and employee of the Company and the Subsidiaries and a release in the form of Exhibit 4.5(D) to the Support Agreement to the effect that he releases all of his claims, actions, liabilities, demands, suits, causes of action and debts whatsoever against the Company and the Subsidiaries for or by reason of any cause, matter or thing existing up to and including the Closing Date or relating to any cause, matter or thing on or prior thereto, including, without limitation, under the Management Severance Obligations, whether as an officer, director, shareholder, employee or otherwise, upon payment by the Company to Robert Wiens of the termination and severance payments required pursuant to his respective severance agreements with the Company, which severance payment amounts shall be set out in such release and included in calculating the Management Severance Obligations without, however, releasing any current right of indemnification of such director by the Company or the Subsidiaries, but without affecting any rights or benefits to which Robert Wiens may be entitled as at the Closing Date under any policy of insurance maintained by the Company or any Subsidiary for the benefit of its management employees, but only to the extent the Company and the Subsidiaries have no liability in respect of such rights or benefits.

     (e) There shall have been delivered to the Purchaser and the Company a release from each of the Trustees in the form attached as Exhibit 9.14(e), to the effect that such Person releases all of his/her claims, actions, liabilities, demands, suits, causes of action and debts whatsoever against the Company and the Subsidiaries for or by reason of any cause, matter or thing existing up to and including the Closing Date or relating to any cause, matter or thing on or prior thereto, but without, however, releasing any current right of indemnification (the "Right of Indemnification") of such Trustee under the indemnification agreement (the "Indemnification Agreement") dated as of March 12, 1997 between the Company and the Trustees with respect to Proceedings and Liabilities (as such terms are defined in the Indemnification Agreement) suffered by such Trustee in connection with his duties as a Trustee before the Closing, containing the written agreement and acknowledgement from each of the Trustees to the effect that such Person is not aware of any claims or demands whatsoever against the Company or any of the Subsidiaries under the Indemnification Agreement. The Right of Indemnification shall expire on the seventh anniversary of the Closing and shall be subject to such Trustee having exhausted his recourse under the Directors & Officers Insurance Policy (the "Pre-Closing D & O Insurance") maintained by the Vendor and/or the Company with respect to the Trustees prior to Closing, a true and complete copy of which has been provided to the Purchaser. The Indemnification Agreement shall be amended on or before Closing, without cost or liability to the Purchaser or the Company, to provide the Right of Indemnification described above.

9.15 FACS RECORDS LIMITED PARTNERSHIP. The Company shall have (i) acquired Stuart Hunter's limited partnership interest in FACS Partnership in accordance with Section 7.22 and the Company shall own, directly or indirectly, 100% of FACS Partnership free and clear of all Encumbrances except for item 2(a) on
Schedule 4.1(16); and (ii) received a release from Stuart Hunter releasing the Company and its Subsidiaries from all claims, actions, liabilities, demands, suits, causes of action and debts whatsoever for or by reason of any cause, matter or thing existing up to and including the Closing Date, including with respect to FACS Partnership and Stuart Hunter's interest therein, but excluding the termination and severance payments to which he is entitled as part of the Management Severance Obligations.

9.16 ENVIRONMENTAL AUDIT. The Purchaser shall have received a report in the form of a Phase I environmental audit or assessment respecting the Owned Real Property (the "Environmental Audit") performed by a firm acceptable to the Purchaser, the results of which shall be acceptable in all respects to the Purchaser, acting reasonably. Such Environmental Audit shall be paid for by the Purchaser.

9.17 NON-COMPETITION AGREEMENTS. The Purchaser shall have received the non-competition and confidentiality agreement in the form of Exhibit 9.17 attached hereto, duly executed and delivered by each of FACS Management, Robert Wiens, William H. Levine, David Mindell and Western Corporate Enterprises Inc.

9.18 FACS MANAGEMENT SUPPORT AGREEMENT. The parties to the Support Agreement shall have performed and satisfied all of the covenants and conditions required pursuant to the Support Agreement to be performed and satisfied at or prior to the Closing.

9.19 REPRESENTATION AND WARRANTY INSURANCE. The insurer with which the Purchaser shall have arranged for insurance to cover losses arising from any breach of the Vendor's and Vendorco's representations and warranties in accordance with
Section 8.4 of this Agreement shall not have withdrawn its binding commitment to issue such insurance on terms acceptable to the Purchaser (provided that there shall be no change to the terms of the insurance relating to the liability of the Vendor as contemplated by Section 8.4) and the conditions precedent to the issuance of the insurance by such insurer shall have been satisfied on or prior to Closing to the satisfaction of the insurer, except if the failure to satisfy any such condition is a result of any act or omission on the part of the Purchaser.

                                   ARTICLE 10
                       CONDITIONS IN FAVOUR OF THE VENDOR

     The obligations of the Vendor, Vendorco and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which the Vendor may waive:

10.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Purchaser and IMRM set forth in this Agreement shall be accurate in all material respects as of the date of this Agreement and must be accurate in all material respects on and as of the Closing Date as if made on and as of the Closing Date, provided that each of the representations and warranties of the Purchaser and IMRM in subsection 5.1(2) must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects on and as of the Closing Date as if made on and as of the Closing Date, except: (i) insofar as such representations and warranties are given as of a particular date of for a particular period and relate solely to such date or period; and (ii) to the extent any of such representations and warranties have been waived by the Vendor in writing or are cured as contemplated by subsection 12.1(b).

10.2 COMPLIANCE WITH AGREEMENT. The Purchaser shall have: (i) performed and satisfied all of the covenants and conditions as required by this Agreement to be performed or satisfied by the Purchaser at or prior to the Closing, or shall be ready, willing and able to do so (subject only to the prior or concurrent, as applicable, satisfaction of all conditions required to be satisfied by the Vendor in this Agreement); and (ii) taken all necessary and appropriate action to enable it to duly perform its obligations hereunder and the transactions contemplated hereby.

10.3 UNITHOLDER APPROVAL. The Unitholder Resolution shall have been approved at the Unitholder Meeting by the requisite number of votes cast by the Unitholders present in person or represented by proxy at the Unitholder Meeting to approve the Transactions.

10.4 RELEASES. There shall have been delivered to Robert Wiens, David Mindell, FACS Management, Western Corporate Enterprises Inc. and William H. Levine, a release from the Company and the Subsidiaries, in the respective form attached as an exhibit to the Support Agreement, to each of the Trustees a release from the Company and the Subsidiaries in the form attached as Exhibit 9.14(e) and to each of directors of the Company and the Subsidiaries that provide a release pursuant to subsection 9.14(a), a release from the Company and the Subsidiaries to the effect that the Company and the Subsidiaries release each such Person from all claims, actions, liabilities, demands, suits, causes of action and debts whatsoever against such Person for or by reason of any cause, matter or thing existing up to and including the Closing Date, provided that the Company and the Subsidiaries shall not be required to release such Persons from any claims, actions, liabilities, demands, suits, causes of action and debts arising by reason of any wilful misconduct, wilful default, gross negligence, violations of law or, for actions taken in the capacity of a director of the Company or any Subsidiary, wilful breach of fiduciary duties.

10.5 NO ACTIONS, ETC. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened, the effect of which would restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                                   ARTICLE 11
                              CLOSING ARRANGEMENTS

11.1 CLOSING. The closing of the transactions contemplated by this Agreement shall take place at the offices of the Purchaser's Counsel in Vancouver, B.C. at 8:00 a.m., local time, on the Closing Date or at such other place as may be approved in writing by the parties.

11.2 DELIVERIES OF THE VENDOR. At or before the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser:

     (a) share certificates or other documents of title representing the Purchased Shares in accordance with Section 2.3 hereof;

     (b) assignment of the Notes in the form attached as Exhibit 2.3 accompanied by the original Notes;

     (c) evidence satisfactory to the Purchaser of the sale, transfer and assignment of the legal, beneficial and registered title to the Purchased Shares and the Notes (such transfer of Notes to be made as of the Effective Date consistent with the assignment of the Notes in the form attached as Exhibit 2.3) by the Vendor to Vendorco.

     (d) a certificate signed by each of the Vendor, Vendorco or the Company, as the case may be, dated the Closing Date, confirming: (i) the accuracy of each of the representations and warranties of the Vendor and Vendorco, as the case may be, contained in this Agreement and the Exhibits and Schedules hereto as provided in Section 9.1 of this Agreement; (ii) that all agreements and covenants of the Vendor, Vendorco or the Company, as the case may be, required by this Agreement to have been performed or complied with on or prior to the Closing Date have been so performed or complied with; and (iii) that all corporate or other action required of the Company, Vendorco or the Vendor (including any actions required by directors, trustees, shareholders and unitholders), as the case may be, to authorize the consummation of the transactions and agreements provided for herein have been taken;

     (e) certified copies of the resolutions of the Trustees and the Unitholders approving the transactions contemplated by this Agreement;

     (f) evidence, in form satisfactory to the Purchaser, of the termination of contractual arrangements between the Company and FACS Management and the release by FACS Management and the Vendor in favour of the Company as required in accordance with Sections 9.6, 9.7 and 9.14(b);

     (g) such resignations and releases of the directors, officers and employees of the Company and the Subsidiaries and releases of Western Corporate Enterprises Inc. and William H. Levine as required in accordance with Section 9.14 hereof, including, without limitation, releases of the Management Severance Obligations executed by the management employees of the Company listed on Schedule 4.1(26) of this Agreement;

     (h) all necessary consents, approvals or authorizations of the directors, shareholders or other persons which may be necessary under the constating documents or by-laws of the Company and the Subsidiaries or any Company Agreements to enable the Purchased Shares to be transferred by the Vendors to the Purchaser and the Notes to be assigned to the Purchaser;

     (i) evidence in the form of a statutory declaration satisfactory to the Purchaser's Counsel that each of the Vendor and Vendorco is at the Closing Date a resident of Canada within the meaning of the INCOME TAX ACT (Canada);

     (j) the opinion of the Vendor's, Vendorco's and Company's Counsel in the form attached as Exhibit 11.2(i);

     (k) the Escrow Agreement in the form attached as Exhibit 7.6, duly executed by the Vendor and Vendorco;

     (l) all necessary consents required pursuant to Section 9.12 of this Agreement;

     (m) duly executed originals of the non-competition and confidentiality agreements contemplated by Section 9.17 hereof;

     (n) the Unaudited Closing Statements contemplated by Section 3.4 of this Agreement;

     (o)  evidence of the cancellation of the Management Option;

     (p) evidence of the purchase by the Company of Stuart Hunter's interest in the FACS Partnership as required by Sections 7.18 and 9.15 of this Agreement; and

     (q) all other agreements, documents, instruments and certificates or evidence required or contemplated by this Agreement (including, without limitation documents and information contemplated by this Agreement to be included or contained in the Schedules hereto) or as the Purchaser's Counsel, acting reasonably considers necessary or desirable shall have been delivered to the Purchaser prior to or at Closing to validly and effectively complete the transfer of the Purchased Shares and assign the Notes to the Purchaser in accordance with this Agreement, to complete all other transactions contemplated hereby and to establish that the terms, covenants and conditions contained in this Agreement to be performed by the Company, Vendorco or the Vendor have been performed or complied with at or prior to Closing.

11.3 DELIVERIES OF THE PURCHASER. At or before Closing, the Purchaser shall deliver or cause to be delivered to the Vendor (or as the Vendor may direct):

     (a)  the Purchase Price required pursuant to Section 3.6;

     (b) the Escrow Agreement in substantially the form of Exhibit 7.6 duly executed by the Purchaser and the Escrow Amount to be deposited with the escrow agent thereunder;

     (c) a certificate signed by a duly authorized officer of the Purchaser or IMRM, as the case may be, dated the Closing Date, confirming: (i) the accuracy of each of the representations and warranties of each of the Purchaser or IMRM, as the case may be, contained in this Agreement and the Exhibits and Schedules hereto as provided in Section 10.1 of this Agreement; (ii) that all agreements and covenants of the Purchaser or IMRM, as the case may be, required by this Agreement to have been performed or complied with on or prior to the Closing Date have been so performed or complied with; and (iii) that all corporate action required by the Purchaser or IMRM (including any actions required by directors or shareholders), as the case may be, to authorize the consummation of the transactions and agreements provided for herein have been taken;

     (d) the opinion of the Purchaser's Counsel in the form attached as Exhibit 11.3(d);

     (e) the guarantee of the Purchaser, in the form of Exhibit 11.3(e) in favour of each of the management employees listed on Schedule 4.1(26), guaranteeing payment of the Management Severance Obligations payable by the Company to each such management employee; and

     (f) all other agreements, documents, instruments and certificates or evidence required or contemplated by this Agreement, (including, without limitation, documents and information contemplated by this Agreement to be included or contained in the Schedules hereto) or as the Vendor's Counsel, acting reasonably, considers necessary or desirable shall have been delivered to the Vendor prior to or at Closing to complete the Transactions and to establish that the terms, covenants and conditions contained in this Agreement to be performed by the Purchaser or IMRM have been performed or complied with at or prior to Closing.

                                   ARTICLE 12
                            TERMINATION OF AGREEMENT

12.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Closing Date:

     (a)  by mutual written consent of the Purchaser and the Vendor; or

     (b) by (i) the Purchaser, if any representation or warranty of the Vendor or Vendorco set forth in this Agreement or any Schedule or Exhibit hereto shall be inaccurate in a manner contemplated by Section 9.1;
          (ii) the Purchaser, if there shall have been a breach of any covenant or agreement on the part of the Vendor, Vendorco or the Company set forth in this Agreement; (iii) the Purchaser, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of FACS Management in the Support Agreement; (iv) the Vendor, if any representation or warranty of the Purchaser or IMRM set forth in this Agreement or any Schedule or Exhibit hereto shall be inaccurate in a manner contemplated by Section 10.1; or (v) the Vendor, if there shall have been a breach of any covenant or agreement on the part of the Purchaser or IMRM set forth in this Agreement; provided that in the event that a party intends to terminate this Agreement pursuant to this subsection 12.1(b), such party (the "non-defaulting party") shall notify the other party (the "defaulting party") of the breach or inaccuracy, as the case may be, for which it is proposing to terminate this Agreement and the defaulting party shall have five (5) Business Days to cure or cause to be cured such breach or inaccuracy to the reasonable satisfaction of the non-defaulting party, failing which this Agreement shall be terminated in accordance herewith; or

     (c) by either the Purchaser or the Vendor if any permanent injunction or other order of a court or competent authority or government agency which prevents the consummation of the transaction shall have become final and not appealable; or

     (d) by either the Purchaser or the Vendor, if the Transactions shall not have been consummated on or before January 31, 2001 (other than adjustment matters to be completed after Closing as contemplated in Sections 3.3 through 3.6); or

     (e) by the Purchaser, if (i) the Trustees withdraw, modify or change their recommendation of the Transactions in a manner adverse to the Purchaser, or their recommendation that Unitholders vote in favour of the Unitholder Resolution, (ii) the Trustees shall have recommended to the Unitholders an Acquisition Proposal, or (iii) an Acquisition Proposal shall have been announced or otherwise become publicly known and the Trustees shall have (A) failed to recommend against acceptance of such by the Unitholders (including by taking no position or indicating their inability to take a position), or (B) failed to reconfirm their approval and recommendation of the Transactions or their recommendation that Unitholders vote in favour of the Unitholder Resolution within five (5) Business Days of the first announcement or other public knowledge of such an Acquisition Proposal, or (C) determined that an Acquisition Proposal was a Superior Proposal and to take any of the actions then allowed by the proviso in subsection 7.8(a); or

     (f) by the Vendor, provided that neither the Company nor Vendorco nor the Vendor is then in breach or default of any of its obligations under this Agreement, upon any determination by the Trustees that an Acquisition Proposal constitutes a Superior Proposal, subject to compliance by the Vendor and the Company with Sections 7.8 and 7.9 and by FACS Management with Section 4.2 of the Support Agreement and the payment by the Company of the moneys payable to the Purchaser under
          Section 7.15; or

     (g) by the Vendor or the Purchaser by notice to the other upon the failure of the Unitholders to approve the Unitholder Resolution at the Unitholder Meeting; or

     (h) by the Vendor if any of the conditions specified in Article 10 has not been met or waived by the Vendor at any such time as such conditions can no longer be satisfied; or

     (i) by Purchaser if any of the conditions specified in Article 9 has not been met or waived by Purchaser at any such time as such conditions can no longer be satisfied; or

     (j) by the Purchaser if the Vendor or the Company fails to comply in any respect with Section 7.8 or 7.9 or FACS Management fails to comply in any respect with Section 4.2 of the Support Agreement.

12.2 EFFECT OF STATUS OF AGREEMENT AFTER TERMINATION. If this Agreement is terminated in accordance with the provisions of Section 12.1, no party shall have any further liability to perform its obligations hereunder, except as provided in Sections 7.7 and 7.15, Article 8, Sections 12.3, 12.4, 13.1 and 13.3 and as otherwise contemplated hereby, provided that, subject to Sections 7.15,
12.3 and 12.4, neither the termination of this Agreement nor anything contained in this Section 12.2 shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy if its representations and warranties and any non-performance by it of its covenants under this Agreement.

12.3 TERMINATION BY VENDOR. If this Agreement is terminated by the Vendor pursuant to subsection 12.1(b), then the Purchaser shall pay to the Vendor the amount of $800,000 (within two (2) Business Days in immediately available funds to an account designated by the Vendor) as liquidated damages and not as a penalty in full satisfaction of all claims, actions, liabilities, demands, suits, causes of action, damages, losses, costs and expenses incurred by the Vendor, the Company and Vendorco as a result of the breach of any representation, warranty, covenant or agreement on the part of the Purchaser or IMRM set forth in this Agreement.

12.4 TERMINATION BY PURCHASER. If (a) this Agreement is terminated by the Purchaser pursuant to subsection 12.1(b), but no amounts are payable by the Company to the Purchaser under Section 7.15 within five (5) Business Days of the date of termination, then the Company shall pay to the Purchaser the amount of $500,000 (within two (2) Business Days in immediately available funds to an account designated by the Purchaser) as liquidated damages and not as a penalty in full satisfaction of all claims, actions, liabilities, demands, suits, causes of action, damages, losses, costs and expenses incurred by the Purchaser as a result of the breach of any representation, warranty, covenant or agreement on the part of the Vendor, Vendorco or the Company set forth in this Agreement. Nothing contained in this Section 12.4 shall be construed as limiting the Purchaser's right to payment of any amount under Section 7.15 after the date of such termination; provided however, that any payment by the Company under
Section 7.15 shall be reduced dollar-for-dollar by any payment previously made under this Section 12.4.

12.5 PAYMENTS BY THE COMPANY. The Vendor hereby consents to the payments by the Company to the Purchaser contemplated under Sections 7.15 and 12.4 and shall take such action as contemplated by Section 8.2 as appropriate or necessary to cause or permit the Company to comply with its obligation to make such payments. The Vendor shall take no action or omit to take any action which shall have the effect of delaying, preventing, restraining, enjoining or interfering with any such payments to the Purchaser.

                                   ARTICLE 13
                                     GENERAL

13.1 FEES AND EXPENSES. Whether or not the Transactions are consummated, except as otherwise provided herein, each of the parties hereto shall pay their respective legal, accounting, and other advisory fees, costs and expenses incurred in connection with the purchase and sale of the Purchased Shares and the Notes and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred. The Vendor shall pay and be liable for any and all such legal, accounting and other advisory fees, costs and expenses incurred by the Company and Vendorco in connection with the purchase and sale of the Purchased Shares and the Notes, including without limitation any fairness or valuation opinion prepared by financial advisors and all legal and accounting costs relating to the preparation, execution and delivery of this Agreement and all documents and instruments required in connection therewith, other than the fees and expenses of the Company's Auditor in respect of the audit of the Audited Closing Statements pursuant to Section 3.5 of this Agreement.

13.2 NOTICES. Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid overnight courier service, (iii) mail, or (iv) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:


                  for the Vendor:

                  Robert Mair, Q.C., Trustee of FACS Records Storage Income Fund c/o Lawson Lundell
                  1600-925 West Georgia Street
                  Vancouver, B.C.  V6C 3L2

                  Tel:  (604) 685-3456
                  Fax:  (604) 669-1620

                  for the Company:

                  P.O. Box 18325
                  Bentall Postal Station
                  Vancouver, B.C.  V7X 1A1

                  Attention:  Robert Wiens

                  Tel:  (604) 451-0618
                  Fax:  (604) 451-0617
                  for Vendorco:

                  P.O. Box 18325
                  Bentall Postal Station
                  Vancouver, B.C.  V7X 1A1

                  Attention:  Robert Wiens

                  Tel:  (604) 451-0618
                  Fax:  (604) 451-0617

                  with a copy to:

                  Farris, Vaughn, Wills & Murphy
                  Suite 7600-700 West Georgia Street
                  Vancouver, B.C.  V7Y 1B3

                  Attention:  Mitchell Gropper, Q.C.

                  Tel:  (604) 661-9322
                  Fax:  (604) 661-9349

                  for the Purchaser:

                  Iron Mountain Canada Corporation
                  c/o Iron Mountain Records Management, Inc.
                  745 Atlantic Avenue
                  Boston, Massachusetts
                  U.S.A.  02111

                  Attention:  Sean Slade

                  Tel:  (617) 535-4872
                  Fax:  (617) 350-7881
                  with a copy to:

                  Iron Mountain Records Management, Inc.:
                  745 Atlantic Avenue
                  Boston, Massachusetts
                  U.S.A.  02111

                  Attention:  Garry Watzke
                              General Counsel

                  Tel:  (617) 535-4702
                  Fax:  (617) 350-7881


     Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. local time at the place of receipt on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

     Any party may from time to time change its address under this Section by notice to the other parties given in the manner provided by this Section.

13.3 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Transactions and to use all their respective reasonable efforts not to issue any news releases inconsistent with the results of such consultations. Subject to Applicable Laws, each party shall use all reasonable efforts to enable the other party to review and comment on all news releases before the release thereof. The parties agree to jointly issue a news release as soon as practicable following the execution of this Agreement. The provisions of this Section 13.3 shall survive the termination of this Agreement in respect of news releases or public statements relating to the termination of this Agreement.

13.4 ENTIRE AGREEMENT. This Agreement, together with Schedules and Exhibits attached hereto, constitutes the entire agreement between the parties pertaining to this subject matter and supersedes all prior or contemporaneous agreements and understandings of the parties relating to the same. This Agreement may be amended only in writing signed by all parties.

13.5 SEVERABILITY. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

13.6 COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

13.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

13.8 WAIVER. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but only by written notice signed by the party waiving such terms or conditions.

13.9 FURTHER ASSURANCES. Each of the parties hereto shall with reasonable diligence do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each of such parties shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and to carry out its provisions, whether before or after Closing.

13.10 ASSIGNABILITY, BINDING EFFECT. Neither this Agreement nor any part hereof nor any rights or obligations under this Agreement may be assigned by any of the parties hereto without the written consent of each of the other parties, provided that this Agreement and any rights or obligations hereunder may be assigned by the Purchaser, without the consent of the Vendor, to any Affiliate of the Purchaser, provided that Purchaser and IMRM will continue to be bound by the terms of this Agreement. This Agreement shall be binding upon the parties hereto, and their successors and permitted assigns.

13.11 TIME OF ESSENCE. Time shall be of the essence of this Agreement in all respects.

13.12 REFERENCES TO ACTS PERFORMED BY THE VENDOR. For greater certainty, where any reference is made in this Agreement to an act to be or not to be performed by the Vendor, such reference shall be construed and applied for all purposes as if it referred to an act to be or not to be performed by the Trustees on behalf of the Vendor.

     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.



                                  IRON MOUNTAIN CANADA CORPORATION

                                  By:    /s/ John F. Kenny, Jr.
                                         -------------------------------
                                  Name:  John F. Kenny, Jr.
                                  Title: Executive Vice President and
                                         Chief Financial Officer

                                  By:    /s/ Garry B. Watzke
                                         -------------------------------
                                  Name:  Garry B. Watzke
                                  Title: Vice President


                                  IRON MOUNTAIN RECORDS MANAGEMENT, INC.

                                  By:    /s/ John F. Kenny, Jr.
                                         -------------------------------
                                  Name:  John F. Kenny, Jr.
                                  Title: Executive Vice President and
                                         Chief Financial Officer

                                  By:    /s/ Garry B. Watzke
                                         -------------------------------
                                  Name:  Garry B. Watzke
                                  Title: Vice President

                                  FACS RECORDS STORAGE INCOME FUND

                                  By:    /s/ Robert Mair
                                         -------------------------------
                                  Name:  Robert Mair
                                  Title: Trustee

                                  By:    /s/ R.E. Goepel
                                         -------------------------------
                                  Name:  R.E. Goepel
                                  Title: Trustee


                                  FACS RECORDS CENTRE INC.

                                  By:    /s/ Robert Wiens
                                         -------------------------------
                                  Name:  Robert Wiens
                                  Title: President


                                  3796281 CANADA INC.

                                  By:    /s/ Robert Wiens
                                         -------------------------------
                                  Name:  Robert Wiens
                                  Title: President